EXECUTION COPY

LOAN AGREEMENT

dated as of December 17, 2007

among

CAPLEASE 2007-STL LLC

as Borrower

KBC BANK, N.V., acting through its New York Branch,
AND VARIOUS OTHER FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO

as Lenders

and

KBC BANK, N.V., acting through its New York Branch,

as Administrative Agent

i

TABLE OF CONTENTS
(continued)

ii

TABLE OF CONTENTS
(continued)

Page
Section 15.7	Severability	29
Section 15.8	GOVERNING LAW	29
Section 15.9	Counterparts	29
Section 15.10	WAIVER OF JURY TRIAL	29
Section 15.11	ENTIRE AGREEMENT	29
Section 15.12	CONSENT TO JURISDICTION	29
Section 15.13	Intended Characterization	30
Section 15.14	Non-Public Information; Confidentiality	30
Section 15.15	USA Patriot Act	30
Section 15.16	Limited Recourse	30

EXHIBIT A	Form of Borrowing Request (Section 2.2)
EXHIBIT B	Form of Note (Section 2.5)
EXHIBIT C	Intentionally Omitted
EXHIBIT D	Asset Schedule
EXHIBIT E	Form of Assignment and Acceptance
EXHIBIT F	Forms of Collateral Reports (Section 9.1.7(c))

Schedule 1.1(a)	Form of Servicer Direction Letter
Schedule 1.1(b)	Form of Tenant Direction Letter
Schedule 1.1(c)	Form of US Bank Letter
Schedule 2.1	Commitment Amounts
Schedule 4.1	Amortization Schedule
Schedule 4.1A	Amortization Schedule for each Asset
Schedule 4.1B	Allocated Loan Amount and Amortization of Allocated Loan Amount
Schedule 4.1C	Calculation of Adjustments to Amortization Schedules
Schedule 8.15	Loan Party Principals
Schedule 8.17	Perfection Representations
Schedule 8.18	Additional Representations
Schedule 8.18(a)	Exceptions
Schedule 9.1.10(b)	Notice Requirements for each Asset
Schedule 11.1	Designation of Asset-Servicers
Schedule 15.3	Addresses for Notice

iii

LOAN AGREEMENT

THIS LOAN AGREEMENT is made and entered into as of December 17, 2007, among CAPLEASE 2007-STL LLC, a Delaware limited liability company, as borrower (the “Borrower”), KBC BANK, N.V., a banking institution organized under the laws of the Kingdom of Belgium, acting through its New York Branch (in its individual capacity, “KBC”), a Belgium universal bank and each of the other financial institutions from time to time party hereto as lenders (collectively, the “Lenders”), and KBC, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such company, the “Administrative Agent”).

BACKGROUND

1. Borrower desires that Lenders extend financing to Borrower, on the terms and conditions set forth herein.

2. Lenders are willing to provide such financing on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the following meanings:

“A-1 Note” means a promissory note that is one of a series of three promissory notes that are secured by a single assignment of the related Credit Tenant Lease and a single first mortgage on the Underlying Property. Pursuant to the related Intercreditor Agreement, the right of the holder of an A-1 Note to receive payment of interest, principal and other expenses with respect to such A-1 Note (other than in respect of Defaulted Lease Claims) is subordinated to the rights of the holder of the related Real Estate Note, but is senior to the rights of the holder of the related Corporate Credit Note; provided that upon the occurrence and during a continuation of a default under the related Credit Tenant Lease, the holder of the A-1 Note will have a right to receive payment of interest, principal and other expenses with respect to Defaulted Lease Claims that is junior to the right of the holder of the related Corporate Credit Note and the related Real Estate Note.

“Account Agreement” means (i) the blocked Account Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent and Wachovia Bank, N.A., as Account Bank or (ii) any other, successor or replacement agreement pursuant to which the Collateral Agent is granted “control” over a Cash Management Account for purposes of, and as defined in, the applicable UCC, in either case as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Account Bank” means, collectively, each of the banks or other financial institutions holding one or more of the Cash Management Accounts.

“Act” has the meaning set forth in Section 15.15.

“Administrative Agent” has the meaning set forth in the preamble, and includes any successor Administrative Agent appointed pursuant to Section 14.6.

“Adverse Claim” means a lien, security interest, pledge, charge or encumbrance, or similar right or claim of any Person (other than the Collateral Agent on behalf of the Secured Parties).

“Affected Party” means each of the Lenders, the Administrative Agent and the Collateral Agent and any assignee of any thereof.

“Affiliate” of any Person means any other Person that (i) directly or indirectly controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any employee benefit plan) or (ii) is an officer or director of such Person. A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managers or managing partners, or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. The word “Affiliated” has a correlative meaning.

“Aggregate Term Loan Amount” means, at any time, an amount equal to the aggregate outstanding principal amount of the Term Loan.

“Agreement” shall mean this Loan Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Allocated Loan Amount” has the meaning set forth in Section 4.2(a)(ii).

“Asset” means each loan, advance, sale of financial assets with recourse or other provision of financing or extension of credit to an Obligor that is, in each case, listed on the Asset Schedule, each of which is either an A-1 Note, B Property Note, a CMBS Security, a Corporate Credit Note, a Credit Tenant Lease Loan, a Participation or a Real Estate Note.

“Asset Schedule” means the Scheduled attached as Exhibit D hereto, as the same may be amended from time to time pursuant to Section 2.6.

“Asset-Servicer Default” means any event or occurrence that would permit the Borrower or the Administrative Agent to terminate an Asset-Servicer pursuant to the terms and conditions of the applicable Asset-Servicing Agreement.

“Asset-Servicers” means each Person obligated to service or collect any receivable or other similar Related Security securing or supporting an Asset pursuant to an Asset-Servicing Agreement.

“Asset-Servicing Agreements” means each agreement pursuant to which an Asset-Servicer is obligated to service one or more Assets or Related Security securing or supporting one or more Assets, as the same may be amended, supplemented or otherwise modified from time to time with the prior written consent of the Administrative Agent.

“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit E.

“B Property Note” means a promissory note or a certificated interest in a promissory note secured by a first mortgage on the Underlying Property, which is subordinate to other related securities secured by a direct or beneficial interest in the same Underlying Property.

“Backup Servicer” means the Administrative Agent in its capacity as Backup Servicer under the Backup Servicing Agreement, or such other person which may be designated as the Backup Servicer by the Administrative Agent.

“Backup Servicing Agreement” means a backup servicing agreement to be entered into between the Backup Servicer and the Administrative Agent in the event that the Backup Servicer assumes the obligations under the Servicing Agreement.

“Benefit Plan Investor” means any of the following: (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA), whether or not it is subject to ERISA and including governmental and foreign plans, or (b) a “plan” as defined in Section 4975 of the United States Internal Revenue Code of 1986, as amended, or (c) a Person whose underlying assets include “plan assets” of the foregoing by reason of investment by an employee benefit plan or plan in such Person.

“Borrower” has the meaning set forth in the preamble.

“Borrowing Request” has the meaning set forth in Section 2.2.

“Business Day” shall mean any day on which (a) commercial banks in New York, New York are not authorized or required to be closed, and (b) in the case of a Business Day which relates to the calculation of the LIBOR Rate, dealings in Dollars are carried on in the London interbank market.

“Cash Management Account” has the meaning set forth in Section 4.4.

“Cash Trap Side Letter” has the meaning set forth in Section 9.2.8.

“Casualty Event” means, with respect to any Collateral (including any interest in the Collateral), any loss of, damage to, or condemnation or other taking of, such property for which such Loan Party receives insurance proceeds, proceeds of a condemnation award or other compensation.

“Change in Control” means the occurrence of any of the following events: (a) the REIT shall fail to own, directly or indirectly, beneficially 100% of the equity interests in the Borrower except in connection with a transfer consented to by Lender in accordance with this Agreement, (b) any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission promulgated thereunder as in effect no the date hereof) shall own, directly or indirectly, beneficially or of record, at least twenty (20) percent of either the aggregate ordinary voting power or the aggregate equity value of the REIT or (c) a majority of the seats (other than vacant seats) on the board of directors (or equivalent body) of the REIT or any Loan Party shall at any time be occupied by Persons who were neither (i) nominated by the board of directors (or equivalent body) of the REIT or such Loan Party as of the Closing Date nor (ii) appointed by directors (or equivalent persons) so nominated.

“Closing Date” means December 18, 2007.

“CMBS Conduit Security” means a Commercial Mortgage Backed Security (a) issued by a single-seller or multi-seller conduit under which holders of such Commercial Mortgage Backed Securities have recourse to a specified pool of assets (but not other assets originated by the conduit that support payments on other series of securities) and (b) that entitles the holder thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such Commercial Mortgage Backed Securities) on the cash flow from a pool of commercial mortgage loans.

“CMBS Credit Tenant Security” means a Commercial Mortgage Backed Security that is primarily secured by one or more Credit Tenant Leases.

“CMBS Large Loan Security” means a Commercial Mortgage Backed Security (other than a CMBS Conduit Security) that entitles the holder thereof to receive payments that depend (except for rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such Commercial Mortgage Backed Securities) on the cash flow from a commercial mortgage loan or a small pool of commercial mortgage loans made to finance the acquisition or improvement of real properties.

“CMBS Security” means a CMBS Conduit Security, a CMBS Credit Tenant Security, a CMBS Large Loan Security, or a Rake Bond, as the case may be.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of Code also refer to any successor Sections thereto.

“Collateral” has the meaning set forth in the Security Agreement.

“Collateral Agent” means KBC in its capacity as the “Collateral Agent” under, and as defined in, the Security Agreement.

“Collateral Manager” means CapLease Investment Management, LLC in its capacity as the “Collateral Manager” under, and as defined in, the Servicing Agreement.

“Collateral Purchase Agreement” means the Collateral Purchase Agreement, dated as of the date hereof, between the Originator and the Borrower.

“Collateral Report” has the meaning set forth in Section 9.1.7(c).

“Collections” means, with respect to any Asset, any amounts (a) received by the Servicer, the Backup Servicer, any Asset-Servicer, the Borrower or the Originator (including, without limitation, amounts received in the Cash Management Account) from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, principal, finance charges, interest and all other amounts and charges) in respect of such Asset, (b) applied to such amounts owed by such Obligors (including, without limitation, through the liquidation of collateral or insurance payments or proceeds on account of any casualty loss with respect to any collateral or property of the Obligor or any other Person directly or indirectly liable for payment of such Asset and available to be applied thereon), (c) received by any such Person from the sale or liquidation of such Asset or (d) received by the Borrower under the Collateral Purchase Agreement.

“Commercial Mortgage Backed Security” means a security (other than a loan) backed by obligations (including certificates of participation in obligations) that are principally secured by mortgages on real property or interests therein having a commercial use, such as regional malls, retail space, office buildings, warehouse or industrial properties, nursing homes and senior living centers.

“Commitment Amount” means, for any Lender, at any time, the amount set forth opposite such Lender’s name on Schedule 2.1.

“Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the lesser of (i) the outstanding principal amount (or maximum outstanding principal amount, if larger) of the debt, obligation or other liability guaranteed thereby and (ii) the stated amount of the guaranty or other undertaking reduced by any payments made thereunder.

“Corporate Credit Note” means a promissory note that is one of a series of either two or three, as the case may be, promissory notes that are secured by a single assignment of the related Credit Tenant Lease and a single first mortgage on the Underlying Property. Pursuant to the related Intercreditor Agreement, the right of the holder of a Corporate Credit Note to receive payment of interest, principal and other expenses with respect to such Corporate Credit Note (other than in respect of Defaulted Lease Claims) is subordinated to the rights of the holder(s) of the Real Estate Note and, if applicable, the related A-1 Note; provided that upon the occurrence and during a continuation of a default under the related Credit Tenant Lease, the holder of the Corporate Credit Note will have a right to receive payment of interest, principal and other expenses with respect to Defaulted Lease Claims that is senior to the right of the holders of the related Real Estate Note and A-1 Note.

“Credit Tenant Lease” means a lease related to and securing a commercial mortgage loan that is dependent principally on the payment by the related tenant or guarantor, if any, of lease or rental payments and other payments due under the terms of such lease and therefore the performance of the related tenant.

“Credit Tenant Lease Loan” means a commercial loan that is secured by a first lien on commercial real estate and an assignment of lease or rental payments and other payments due from tenants under the terms of the related Credit Tenant Lease.

“Custodial Agreement” means the Custodial Agreement, dated as of the date hereof, among the Borrower, the Collateral Agent, the Collateral Manager and the Custodian, as such agreement may be amended, supplemented or otherwise modified from time to time.

“Custodian” means Wells Fargo Bank Minnesota, NA, in its capacity as Custodian under the Custodial Agreement, together with its successors and permitted assigns.

“Default” means any event or condition that, if it continues uncured, will, with lapse of time or notice or lapse of time and notice, constitute an Event of Default.

“Default Rate” means an interest rate per annum of (a) during the Initial Term, 8.31 per cent and (b) during the Extended Term, the sum of the Extension Interest Rate and 2.5 per cent.

“Defaulted Lease Claim” means any claim for accelerated future rent under a Credit Tenant Lease following a default thereunder, after taking into account any reduction thereof resulting from (a) mitigation of damages after a re-leasing of the related mortgaged property or (b) any limitation thereof arising under Section 502(b)(6) of the U.S. Bankruptcy Code, as amended from time to time, in any bankruptcy proceeding involving the tenant under such Credit Tenant Lease.

“Defeasance Date” has the meaning set forth in Section 4.2(d)(i).

“Defeasance Deposit” shall mean an amount equal to the remaining aggregate outstanding principal amount of the Term Loans, the Defeasance Payment Amount, any costs and expenses incurred or to be incurred in the purchase of U.S. treasury securities necessary to meet the Scheduled Defeasance Payments and any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Term Loans or otherwise required to accomplish the agreements of Sections 4.2(d) and 4.2(e) hereof (including, without limitation, any fees and expenses of accountants, attorneys and the Rating Agencies incurred in connection therewith).

“Defeasance Event” has the meaning set forth in Section 4.2(d).

“Defeasance Payment Amount” means the amount (if any) which, when added to the remaining aggregate outstanding principal amount of the Term Loans, will be sufficient to purchase U.S. treasury securities providing the required Scheduled Defeasance Payments.

“Defeasance Security Agreement” has the meaning set forth in Section 4.2(d)(v).

“Determination Date” means the last Business Day of each month.

“Discount Rate” means the sum of the U.S. Treasury Rate and 0.25 per cent.

“Distribution Date” means the fifteenth (15th) day of each month or, if such day is not a Business Day, the Business Day immediately thereafter.

“Dollar(s)” and the sign “$” shall mean lawful money of the United States of America.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to Sections of ERISA also refer to any successor Sections thereto.

“ERISA Affiliate” means any corporation or trade or business that is a member of any group of organizations (i) described in Section 414(b) or (c) of the Code or Section 4001 of ERISA of which the Borrower is a member and (ii) solely for purposes of potential liability under Section 302(c)(11) of ERISA and Section 412(c)(11) of the Code and the lien created under Section 302(f) of ERISA and Section 412(n) of the Code described in Section 414(m) or (o) of the Code, of which the Borrower is a member.

“Eurocurrency Liabilities” shall have the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Event of Bankruptcy” shall be deemed to have occurred with respect to a Person if either:

(a) a case or other proceeding shall be commenced, without the application, acquiescence or consent of such Person, with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, moratorium, winding up, composition, adjustment or arrangement of debts or dissolution or any other similar law now or hereafter in effect, or seeking the appointment of a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or any substantial part of its property, or any similar action, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under any such law or other similar laws now or hereafter in effect; or

(b) such Person shall commence a voluntary case or other proceeding, or shall acquiesce in or consent to the filing of case or proceeding with respect to such Person, under any applicable bankruptcy, insolvency, reorganization, moratorium, winding up, composition, adjustment or arrangement of debts, dissolution or other similar law now or hereafter in effect, or shall apply for, acquiesce in or consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or Person other than an individual, its board of directors or other governing body shall vote to implement any of the foregoing.

“Event of Default” shall mean any of the events or conditions described in Section 10.1.

“Extended Term” means, at any time the Stated Maturity Date has been extended pursuant to Section 2.5, the period from (but not including) the last day of the Initial Term to and including the third anniversary of the last day of the Initial Term.

“Extension Interest Rate” means, for any Interest Period during the Extended Term, with respect to the Term Loans, a fixed rate of interest per annum equal to the sum of 2.5 percent and the LIBOR Rate.

“Federal Funds Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Financial Officer” has the meaning set forth in Section 9.1.7(a).

“Fiscal Quarter” means any quarter in a Fiscal Year.

“Fiscal Year” means any period of twelve consecutive calendar months ending on December 31.

“GAAP” means generally accepted United States accounting principles, consistently applied.

“Ground Lease” means a ground lease with respect to an Underlying Property.

“Guarantor” means, collectively, CapLease, Inc., a Maryland corporation, and Caplease, LP, a Delaware limited partnership, together with their respective successors and assigns.

“Guaranty” means the Guaranty, dated as of the date hereof, provided by the Guarantor in favor of the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Guaranty Default” means any breach by the Guarantor of any of its representations, warranties, covenants or other obligations under its Guaranty (subject to any applicable grace periods).

“Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person; (c) all obligations of such Person as lessee under leases that have been or must be, in accordance with GAAP, recorded as capitalized lease liabilities; (d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (e) all net obligations of such Person in respect of interest rate swap, cap, collar, option or other hedging agreements; and (f) all Contingent Liabilities of such Person in respect of any Indebtedness of another Person. Indebtedness of any Person shall not include the trade payables incurred in the ordinary course of business by such Person which are not more than sixty (60) days past due.

“Indemnified Amounts” has the meaning set forth in Section 13.1.

“Indemnified Party” has the meaning set forth in Section 13.1.

“Initial Term” means the period from the Closing Date to and including the tenth anniversary of the Closing Date.

“Intercreditor Agreement” means the underlying instrument, with respect to each Corporate Credit Note, consisting of a master intercreditor agreement and the related supplements entered into between Caplease Debt Funding, LP or its predecessors in interest and the purchaser of the related Real Estate Note.

“Interest Period” means, with respect to the Term Loans,

(a) initially the period commencing on the Closing Date and ending on (but not including) the next succeeding Distribution Date; and

(b) thereafter, each period commencing on a Distribution Date and ending on (but not including) the next succeeding Distribution Date.

“Interest Rate” means, for any Interest Period during the Initial Term, with respect to the Term Loans, a fixed rate of interest per annum equal to 5.81 per cent.

“KBC” has the meaning set forth in the preamble.

“Lease Enhancement Insurance Policy” means each of the lease enhancement insurance policies issued with respect to any Underlying Property naming the Borrower as loss payee and providing, with respect to such Underlying Property and in the event of certain casualty or condemnation events, for payment in respect of such Underlying Loan.

“Lenders” means each of the financial institutions listed on the signature pages hereof and each assignee party to an Assignment and Acceptance that shall become a party hereto pursuant to Section 12.1(b).

“LIBOR Base Rate” shall mean, with respect to each Interest Period during the Extended Term, the rate per annum equal to the rate appearing at page 5 of the Telerate Screen as one-month LIBOR as of 11:00 A.M., New York City time, on the second Business Day prior to the first day of such Interest Period, or if such rate shall not be so quoted, the rate per annum at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, on the second Business Day prior to the first day of such Interest Period by prime banks in the interbank eurodollar market for delivery on the first day of such Interest Period for a period of thirty (30) days and in an amount comparable to the aggregate outstanding Term Loans on such day.

“LIBOR Rate” shall mean with respect to each day during each Interest Period during the Extended Term, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

LIBOR Base Rate
1.00 - Reserve Requirement

“Loan Documents” means, with respect to any Asset, the document or documents under which such Asset arises or Adverse Claim relating to such Asset is created or perfected, including, without limitation, any promissory note, credit agreement or loan agreement and any related agreements or documents (including, without limitation, any security agreement, mortgage, guaranty, indemnification agreement, servicing agreement, account control agreement or UCC Financing Statement).

“Loan File” has the meaning set forth in the Custodial Agreement.

“Loan Party” means each of the Borrower, the Guarantor, the Originator and the Collateral Manager, and any other Person which becomes a party to a Transaction Document other than the Lenders, the Administrative Agent, the Collateral Agent or an Account Bank.

“Loan Party Principal” has the meaning set forth in Section 8.15.

“Majority Lenders” means Lenders having Pro Rata Shares aggregating more than 50%.

“Material Adverse Effect” means with respect to any event or circumstance, a material adverse effect (as determined by the Administrative Agent its sole discretion) on: (a) the validity or enforceability of this Agreement or any other Transaction Document; or (b) the status, existence, perfection or priority of the Collateral Agent’s lien and security interest in the Collateral under the Security Agreement.

“Maximum Rate” has the meaning set forth in Section 3.1.

“Moody’s” means Moody’s Investor Services, Inc.

“Net Cash Proceeds” means in the case of a Casualty Event, the aggregate cash proceeds received by any Loan Party in respect thereof (including insurance proceeds and condemnation awards) that is permitted to be retained by a Loan Party and applied to reduce the principal balance of such Asset pursuant to the terms of the related Loan Documents, less (i) reasonable fees and out-of-pocket expenses payable by Borrower in connection therewith and (ii) taxes paid or payable as a result thereof.

“Notes” has the meaning set forth in Section 2.4.

“Obligations” means all obligations (monetary or otherwise) of a Loan Party to the Lenders, the Administrative Agent, the Collateral Agent or any Affected Party and their respective successors, permitted transferees and assigns arising under or in connection with this Agreement, the Notes and each other Transaction Document, in each case however created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due.

“Obligor” means a Person obligated to make payments with respect to an Asset under any Loan Documents.

“Originator” means Caplease Debt Funding, LP, a Delaware limited partnership, together with its successors and assigns.

“Participant” has the meaning set forth in Section 12.1(f).

“Participation” means one or more participation interests in a Credit Tenant Lease Loan which Participation is pari passu to other interests in such Credit Tenant Lease Loan.

“Perfection Representations” means the representations, warranties and covenants set forth in Schedule 8.17 hereto.

“Permitted Investments” means:

(i) marketable obligations issued or directly and fully guaranteed or insured as to full and timely payment by the United States government or any agency or instrumentality thereof when such marketable obligations are backed by the full faith and credit of the United States government, but excluding any securities which are derivatives of such obligations or any such obligations that are subject to a call or prepayment prior to their maturity;

(ii) time deposits, bankers’ acceptances and certificates of deposit of any domestic commercial bank or any United States branch or agency of a foreign commercial bank which (x) has capital, surplus and undivided profits in excess of $100,000,000 and which has (or the parent company of which has) a commercial paper or certificate of deposit rating meeting the requirements specified in clause (iii) below (or equivalent long-term rating) or (y) is set forth in a list (which may be updated from time to time) approved by the Administrative Agent;

(iii) commercial paper which is (x) rated at least “P-1” by Moody’s and “A-1” by S&P, or (y) set forth in a list (which may be updated from time to time) approved by the Administrative Agent;

(iv) secured repurchase obligations for underlying securities of the types described in clauses (i) and (ii) above entered into with any bank, branch or agency of the type described in clause (ii) above;

(v) freely redeemable shares in money market funds which invest solely in obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements and commercial paper of the types described in clauses (i) through (iv) above, without regard to the limitations as to the maturity of such obligations, bankers’ acceptances, time deposits, certificates of deposit, repurchase agreements or commercial paper, which money market funds are rated “AAA” by Moody’s and “AAAm” or “AAAm-g” by S&P; and

(vi) such other investments as may be approved from time to time in writing by Administrative Agent (including in any applicable Account Agreement).

“Person” means an individual, partnership, corporation (including a statutory or business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.

“Prepayment Date” has the meaning set forth in Section 4.2(a)(ii).

“Prepayment Fee” has the meaning set forth in Section 4.2(a)(ii).

“Pro Rata Share” means, with respect to a Lender, a fraction, expressed as a percentage, the numerator of which is the outstanding principal amount of such Lender’s Term Loan and the denominator of which is the aggregate outstanding principal amount of all Term Loans.

“Rake Bond” means a Commercial Mortgage Backed Security backed solely by a single promissory note secured by a mortgaged property, which promissory note is subordinate in right of payment to one or more separate promissory notes secured by the same mortgaged property.

“Rating Agency” means Moody’s, S&P or any other nationally recognized investment rating agency selected by the Administrative Agent and issuing a rating with respect to the Term Loan.

“Rating Agency Condition” means with respect to any proposed action or matter, confirmation in writing from the Rating Agency that the then current ratings on the Term Loan, shall not be reduced, qualified or withdrawn as a result of such action or matter.

“Real Estate Note” means one of a series of either two or three, as the case may be, promissory notes that are secured by a single assignment of the related Credit Tenant Lease and a single first mortgage on related real property. Pursuant to the related Intercreditor Agreement, the right of the holder of a Real Estate Note to receive payment of interest, principal and other expenses with respect to such Real Estate Note (other than in respect of Defaulted Lease Claims) is senior to the right of the holder of the related Corporate Credit Note and, if applicable, the related A-1 Note, to receive payment of interest, principal and other expenses with respect to such Corporate Credit Note and A-1 Note, if applicable; provided that upon the occurrence and during a continuation of a default under the related Credit Tenant Lease, the holder of the Corporate Credit Note will have a right to receive payment of interest, principal and other expenses with respect to Defaulted Lease Claims that is senior to the right of the holders of the related Real Estate Note and A-1 Note.

“Register” has the meaning set forth in Section 12.1(d).

“Regulatory Change” means, relative to any Affected Party:

(a) any change after the Closing Date in (or the adoption, implementation, change in the phase-in or commencement of effectiveness, after the Closing Date of) any: (i) United States federal or state law or foreign law applicable to such Affected Party, (ii) regulation (including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System other than changes in the Eurodollar Rate Reserve Percentage), interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court or government authority charged with the interpretation or administration of any law referred to in clause (a)(i), or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party, or (iii) GAAP or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

(c) any change after the date of this Agreement in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above;

provided, however, that notwithstanding anything herein to the contrary, any change in the Reserve Requirement (or the factors which determine the Reserve Requirement which was taken into account at the time the LIBOR Rate was set) shall be deemed not to be a Regulatory Change.

“REIT” means CapLease, Inc., a Maryland corporation.

“Related Security” has the meaning set forth in the Security Agreement.

“REMIC Trust” means a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Term Loans.

“Repayment Date” means the date on which the outstanding principal balance of the Term Loans and all interest and other Obligations payable to the Secured Parties have been indefeasibly paid in full.

“Required Loan Documents” has the meaning set forth in the Custodial Agreement.

“Reserve Requirement” means the reserve percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) in effect at the time the LIBOR Rate is determined, as provided by the Board of Governors of the Federal Reserve System, applied for determining the maximum reserve requirements (including, without limitation, basis, supplemental, marginal and emergency reserves) applicable to any Lender under Regulation D with respect to Eurocurrency Liabilities, or under any similar or successor regulation with respect to Eurocurrency Liabilities or Eurocurrency funding.

“S&P” means Standard & Poor’s, a division of the McGraw-Hill Companies, Inc.

“Scheduled Defeasance Payments” has the meaning set forth in Section 4.2(e).

“Secured Parties” has the meaning set forth in the Security Agreement.

“Securitization” means a sale of all or any portion of the Term Loan and the Transaction Documents, the issuance of one or more participations therein, or a private or public securitization of Securities.

“Security Agreement” means the Security Agreement, dated as of the date hereof, among Borrower, the Collateral Manager and the Administrative Agent, as amended, supplemented or otherwise modified from time to time.

“Servicer Direction Letters” means the direction letters in the form attached hereto as Schedule 1.1(a) dated as of the Closing Date with respect to the Assets described on Schedule 9.1.10(b)(ii).

“Servicing Agreement” means the Servicing Agreement, dated as of the date hereof, among the Borrower, the Administrative Agent, and the Collateral Manager, as amended, supplemented or otherwise modified from time to time.

“Special Purpose Entity” shall mean a Person (other than an individual) that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the requirements of Sections 9.1.6 and 9.2 unless it has received either prior consent to do otherwise from the Administrative Agent, or, while the Term Loans are securitized, confirmation from each of the applicable Rating Agencies that such noncompliance would not result in the requalification, withdrawal, or downgrade of the ratings of any Securities or any class thereof.

“Stated Maturity Date” means the last day of the Initial Term, as such date may be extended pursuant to Section 2.5, or any earlier date on which the Term Loan is accelerated pursuant to Section 10.2.

“Subsidiary” means, with respect to any Person, another Person of which such Person and/or its other Subsidiaries legally or beneficially own, directly or indirectly, such number of outstanding shares or equity interests as have more than 50% of the ordinary voting power for the election of directors or similar governing body.

“Successor Borrower” has the meaning set forth in Section 4.2(g).

“Tenant” or “Credit Tenant” means a tenant under a Credit Tenant Lease.

“Tenant Direction Letter” means the direction letters in the form attached hereto as Schedule 1.1(b) dated as of the Closing Date with respect to the Assets described on Schedule 9.1.10(b)(i).

“Term Loans” has the meaning set forth in Section 2.1.

“Transaction Documents” means this Agreement, the Collateral Purchase Agreement, the Notes, the Security Agreement, the Guaranty, the Servicing Agreement, the Backup Servicing Agreement, the Custodial Agreement, the Account Agreements, the Borrowing Request, any Defeasance Security Agreement, any Cash Trap Side Letter and the other instruments, certificates, agreements, reports and documents to be executed and delivered under or in connection with this Agreement, as any of the foregoing may be amended, supplemented, amended and restated, or otherwise modified from time to time.

“Transferee” has the meaning set forth in Section 12.1(a).

“UCC” means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.

“UCC Financing Statements” means a financing statement executed and filed pursuant to the UCC.

“Underlying Loan” means any Dollar-denominated interest in a Credit Tenant Lease Loan, a Corporate Credit Note, a Participation, a B Property Note or an A-1 Note.

“Underlying Mortgage” means a mortgage, deed of trust, deed to secure debt or other instrument, creating a valid and enforceable first lien on or a first priority ownership interest in an estate in fee simple or acceptable ground lease estate in real property and the improvements thereon, securing a mortgage note or similar evidence of indebtedness.

“Underlying Property” means with respect to any Asset, the underlying commercial real property securing such Asset.

“US Bank” means U.S. Bank, National Association, in its capacity as trustee pursuant to that certain Indenture, Deed of Trust and Security Agreement dated as of May 27, 1999.

“US Bank Letter” means the letter in the form attached hereto as Schedule 1.1(c) dated as of the Closing Date with respect to the Asset described in Schedule 9.10.10(b)(iii).

“U.S. Treasury Rate” means the yield calculated by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15-Selected Interest Rates under the heading “U.S. Government Securities/Treasury Constant Maturities” for the week ending prior to the relevant Prepayment Date, of U.S. Treasury constant maturities with maturity dates (one longer and one shorter) most nearly approximating the period from the date of determination until the last day of the Initial Term. In the event Release H.15 is no longer published, the Administrative Agent shall select a comparable publication to determine the U.S. Treasury Rate.

Section 1.2 Other Definitional Provisions.

(a) Unless otherwise specified therein, all terms defined in this Agreement have the meanings as so defined herein when used in the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto.

(b) Each term defined in the singular form in Section 1.1 or elsewhere in this Agreement shall mean the plural thereof when the plural form of such term is used in this Agreement, the Notes or any other Transaction Document, certificate, report or other document made or delivered pursuant hereto, and each term defined in the plural form in Section 1.1 shall mean the singular thereof when the singular form of such term is used herein or therein.

(c) The words “hereof,” “herein,” “hereunder” and similar terms when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references herein are references to articles, sections, subsections, schedules and exhibits to this Agreement unless otherwise specified.

Section 1.3 Other Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. All terms used in Article 9 of the UCC and not specifically defined herein, are used herein as defined in such Article 9.

Section 1.4 Computation of Time Periods. Unless otherwise stated in this Agreement, in the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.”

ARTICLE II
THE TERM LOANS

Section 2.1 Lenders’ Commitments. On the terms and subject to the conditions set forth in this Agreement, each Lender severally agrees to make a term loan (the “Term Loan”) to the Borrower on the Closing Date in an aggregate amount not to exceed its Commitment Amount.

Section 2.2 Borrowing Procedures. Borrower may request the Term Loans hereunder by giving notice thereof to the Administrative Agent (which shall promptly advise each Lender of its receipt of such notice) not later than 10:00 A.M. (New York City time), two (2) Business Days prior to the Closing Date, which notice shall be signed by a Financial Officer of Borrower. The notice (herein called a “Borrowing Request”) shall be substantially in the form of Exhibit A and shall include the aggregate amount of the Term Loans. The Borrowing Request given by Borrower pursuant to this Section 2.2 shall be irrevocable and binding on Borrower.

Section 2.3 Funding.

(a) Subject to the satisfaction of the conditions precedent set forth in Article VII, each Lender shall, before 11:00 A.M. (New York time) on the Closing Date, make available to, and as instructed by, the Administrative Agent, in immediately available funds, such Lender’s Pro Rata Share of the Term Loans requested (but not exceeding its Commitment Amount). After the Administrative Agent’s receipt of such funds and upon fulfillment of the conditions set forth in Article VII, the Administrative Agent will make the Term Loans.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to the Administrative Agent such Lender’s Pro Rata Share of the Term Loans, the Administrative Agent may assume that such Lender has made such Pro Rata Share available to the Administrative Agent on the Closing Date in accordance with subsection (a) above and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on the Closing Date a corresponding amount. If and to the extent that such Lender shall not have so made such Pro Rata Share available to the Administrative Agent, such Lender and the Borrower severally agrees to repay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the Interest Rate and (ii) in the case of the Lender, the Federal Funds Rate. If such Lender shall repay to the Administrative Agent such amount, such amount so repaid shall constitute the making of a Term Loan by such Lender for purposes of this Agreement.

(c) The failure of any Lender to make the Term Loan to be made by it on the Closing Date shall not relieve any other Lender of its obligation, if any, hereunder to make its Term Loan on such date, but no Lender shall be responsible for the failure of any other Lender to make any Term Loan to be made by such other Lender.

Section 2.4 Notes. The Term Loan made by each Lender shall be evidenced by a promissory note (herein, as amended, modified, extended or replaced from time to time, the “Notes”) substantially in the form set forth in Exhibit B, with appropriate insertions, payable to the order of the applicable Lender.

Section 2.5 Extension of Stated Maturity Date. Borrower shall have the option to extend the Stated Maturity Date to the third anniversary of the last day of the Initial Term; provided, however, that no such extension shall be made if an Event of Default or Default has occurred and is continuing at the time such option is exercised or on the last day of the Initial Term. Such option shall be exercised by delivering written notice to the Administrative Agent (which shall promptly forward such notice to each Lender) not earlier than sixty (60) and not later than thirty (30) days prior to the then current Stated Maturity Date.

Section 2.6 Addition and Substitution of Collateral. At any time prior to the Stated Maturity Date, with the prior written consent of the Administrative Agent, the Borrower may add loans, advances, sales of financial assets with recourse or other provisions of financing or extensions of credit satisfactory to the Administrative Agent (in its sole discretion) to the Collateral, or may substitute one or more new loans, advances, sales of financial assets with recourse or other provisions of financing or extensions of credit satisfactory to the Administrative Agent (in its sole discretion) for one or more Assets then constituting part of the Collateral so long as, after giving effect to such substitution, (a) no Event of Default or Default has occurred and is continuing and (b) all other requirements under this Agreement and the other Transaction Documents relating to the Collateral have been satisfied with respect to such loans, advances, sales of financial assets with recourse or other provisions of financing or extensions of credit. Concurrently with any such addition or substitution of Assets to the Collateral, the Borrower shall deliver to the Administrative Agent, the Custodian, the Collateral Manager, the Backup Servicer and the Collateral Agent an amended Asset Schedule substantially in the form of Exhibit D reflecting such additions or substitutions, and such amended schedule shall be the Asset Schedule for all purposes of this Agreement; provided, however, that no Asset may be removed from the Asset Schedule without the Administrative Agent’s prior written consent.

ARTICLE III
INTEREST

Section 3.1 Interest Rates. Borrower hereby promises to pay interest on the unpaid principal amount of the Term Loans for the period commencing on the Closing Date until the Term Loans are paid in full, as follows:

(a) at all times during the Initial Term, at a rate per annum equal to the Interest Rate; and

(b) at all times during the Extended Term, at a rate per annum equal to the Extension Interest Rate.

Notwithstanding the foregoing or anything to the contrary contained in any Transaction Document, (x) upon the occurrence and during the continuance of (i) any Default under Section 10.1.1 or (ii) any Event of Default, the Borrower shall pay interest on the unpaid principal amount of the Term Loans and any other amount which is due and payable under this Agreement or the other Transaction Documents at the Default Rate and (y) the interest paid or agreed to be paid under the Transaction Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of such Lender’s Term Loan or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

Section 3.2 Interest Payment Dates. Interest accrued on the Term Loan shall be payable, without duplication:

(a) on the Stated Maturity Date, and if the Stated Maturity Date is extended pursuant to Section 2.5, the last day of the Initial Term;

(b) on each Distribution Date; and

(c) on that portion of any Term Loan the Stated Maturity Date of which is accelerated pursuant to Section 10.2, immediately upon such acceleration.

Section 3.3 Computation of Interest. All interest shall be computed on the basis of twelve (12) thirty (30) day months occurring during the period from which such interest is payable over a year comprised of 360 days.

ARTICLE IV
REPAYMENTS AND PREPAYMENTS; DISTRIBUTION OF COLLECTIONS; ACCOUNTS

Section 4.1 Repayments. Borrower shall (a) repay the principal amount of the Term Loans on each Distribution Date in accordance with Schedule 4.1 hereto, as such schedule may be amended from time to time after any prepayment in accordance with Schedule 4.1C, and (b) repay in full the unpaid principal amount of the Term Loans on the Stated Maturity Date.

Section 4.2 Prepayments and Defeasance. (a) Until the principal amount of the Term Loans is repaid in full, Borrower:

(i) shall, immediately upon any acceleration of the Stated Maturity Date of the Term Loans pursuant to Section 10.2, repay the Term Loans;

(ii) shall, on the first Distribution Date after the receipt of any prepayment of the principal amount (in whole or in part) of any Asset comprising part of the Collateral in accordance with the Loan Documents relating to such Asset, make a prepayment with respect to the Term Loans, in an amount set forth in the following sentence; provided, however, that the Borrower shall not permit the voluntary prepayment of an Asset if any Loan Party or an Affiliate thereof is an Obligor with respect to such Asset. The Borrower shall pay to the Administrative Agent for the account of the Lenders, at the time any prepayment under this Section 4.2(a)(ii) is made, (A) an amount equal to (I) the outstanding principal balance allocated to the Asset for the Distribution Date of the prepayment as set forth on Schedule 4.1A (the amount payable under this subsection (A), the “Allocated Loan Amount”), as such schedule may be amended from time to time after any prepayment in accordance with Schedule 4.1C, and (B) a prepayment fee equal to (I) the present value as of the date such payment is tendered (the “Prepayment Date”) of all principal and interest payments relating to the Allocated Loan Amount which would have been payable had there been no prepayment of the Allocated Loan Amount from the Prepayment Date through the last day of the Initial Term determined by discounting such payments at the Discount Rate, less (II) the Allocated Loan Amount (the “Prepayment Fee”);

(iii) shall, on a Distribution Date which is not later than 30 days after receipt by any Loan Party of any proceeds of insurance, condemnation award or other compensation in respect of any Casualty Event which, in accordance with the applicable Loan Documents, may be retained by such Loan Party for its own account, prepay, without premium or penalty, but with any amount payable under Section 6.2, the outstanding principal amount of the Term Loan in an amount equal to 100% of the Net Cash Proceeds from such Casualty Event (less any amounts theretofore applied (or contractually committed to be applied) to the repair or replacement of property subject to such Casualty Event) and will deliver to the Administrative Agent, concurrently with such prepayment, a certificate signed by a Financial Officer of Borrower in form and substance reasonably satisfactory to the Administrative Agent and setting forth the calculation of such Net Cash Proceeds; provided, however, that, notwithstanding the foregoing, (y) except as otherwise provided in this Agreement (including in clause (z) below) or in any other Transaction Document, the Administrative Agent shall turn over to Borrower any such proceeds which Borrower is obligated to remit to any other party pursuant to the terms of the applicable Loan Documents and (z) any and all such proceeds received or held by the Administrative Agent or Borrower during the continuance of an Event of Default (regardless of any proposed or actual use thereof for repair, replacement or reinvestment) shall be applied to repay the outstanding principal amount of the Term Loans;

(iv) Subject to Section 6.2, shall, on the first Distribution Date immediately following a sale or disposition pursuant to Section 9.2.1(b), make a prepayment of the Term Loans to the extent set forth and in accordance with Section 9.2.1(b);

(v) Subject to Section 6.2, may prepay the Term Loans, at its option, during the Extended Term (if applicable), in whole or in part.

(b) Subject to Section 6.2, at any time during the three (3) months before the Stated Maturity Date, the Borrower may prepay the Term Loans, in whole, together with accrued interest to the date of prepayment, without premium or penalty, upon written notice given to the Administrative Agent not later than 11:00 a.m. New York time, two (2) Business Days prior to the intended prepayment of the Term Loans. Each such notice shall specify the proposed date of such prepayment and shall be irrevocable and shall bind such Borrower to make such prepayment on the terms specified herein. In the event the Administrative Agent receives a notice of prepayment under this Section 4.2(b), the Administrative Agent will give prompt notice thereof to the Lenders; provided that if such notice has also been furnished to the Lenders, the Administrative Agent shall have no obligation to notify the Lenders with respect thereto.

(c) Any prepayment under Section 4.2(a) or Section 4.2(b) shall be accompanied by a payment of all accrued and unpaid interest on the amount prepaid through the date of such prepayment.

(d) At any time before the Stated Maturity Date, provided no Event of Default shall have occurred and be continuing, Borrower may voluntarily defease all, but not part, of the Term Loans by and upon satisfaction of the following conditions, all to the satisfaction of the Administrative Agent on the Defeasance Date (except for the condition set forth in Section 4.2(d)(i)) (such event being a “Defeasance Event”):

(i) Borrower shall provide not less than thirty (30) days prior written notice to the Administrative Agent (who shall provide copies of such notice to each Lender) specifying the date, which shall be a Distribution Date (the “Defeasance Date”), on which the Defeasance Event is to occur;

(ii) Borrower shall pay to the Administrative Agent all accrued and unpaid interest on the principal balance of the Term Loans to and including the Defeasance Date;

(iii) Borrower shall pay to the Administrative Agent all other sums, not including scheduled interest or principal payments, then due under this Agreement and the other Transaction Documents;

(iv) Borrower shall pay to the Administrative Agent the required Defeasance Deposit for the Defeasance Event;

(v) Borrower shall execute and deliver a pledge and security agreement, in form and substance that would be reasonably satisfactory to the Administrative Agent creating a first priority lien on the Defeasance Deposit and the U.S. Obligations purchased with the Defeasance Deposit in accordance with the provisions of this Section 4.2(d) (the “Defeasance Security Agreement”);

(vi) Borrower shall deliver an opinion of counsel for Borrower to the effect that the Successor Borrower is the record owner of the assigned U.S. treasury securities and that Administrative Agent has a perfected first priority security interest in the Defeasance Deposit and the U.S. treasury securities delivered by Borrower and that any REMIC Trust formed pursuant to a Securitization will not fail to maintain its status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code as a result of such Defeasance Event and covering such other matters as the Administrative Agent shall reasonably request;

(vii) If requested by the Administrative Agent, Borrower shall deliver confirmation in writing from each of the applicable Rating Agencies to the effect that such release will not result in a downgrade, withdrawal or qualification of the respective ratings in effect immediately prior to such Defeasance Event for the securities issued in connection with any Securitization which are then outstanding. If required by the applicable Rating Agencies, Borrower shall also deliver or cause to be delivered a non-consolidation opinion with respect to the Successor Borrower in form and substance satisfactory to the Administrative Agent and the applicable Rating Agencies;

(viii) Borrower shall deliver a certificate certifying that the requirements set forth in this Section 4.2(d) have been satisfied;

(ix) Borrower shall deliver a certificate of Borrower’s independent certified public accountant or other mutually acceptable Person certifying that the U.S. treasury securities purchased with the Defeasance Deposit generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(x) Borrower shall deliver such other certificates, documents or instruments as the Administrative Agent may reasonably request; and

(xi) Borrower shall pay all actual out of pocket costs and expenses of the Administrative Agent, the Collateral Agent, the Custodian and the Backup Servicer and each Lender incurred in connection with the Defeasance Event, including (A) any costs and expenses associated with a release of any liens, (B) reasonable attorneys’ fees and expenses incurred in connection with the Defeasance Event, (C) the costs and expenses of the Rating Agencies and (D) any revenue, documentary stamp or intangible taxes or any other tax or charge due in connection with the transfer of the Note, or otherwise required to accomplish the defeasance.

(e) In connection with the Defeasance Event, Borrower shall use the Defeasance Deposit to purchase U.S. treasury securities which provide payments on or prior to, but as close as possible to, all successive scheduled Distribution Dates after the Defeasance Date upon which interest and principal payments are required under this Agreement, and in amounts equal to the scheduled payments due on such Distribution Dates under this Agreement (including, without limitation, scheduled payments of principal, interest, fees (if any), and any other amounts due under the Transaction Documents on such Distribution Dates) and assuming the Term Loans are paid in full on the Schedule Maturity Date (the “Scheduled Defeasance Payments”).

(f) Each of the U.S. treasury securities that is part of the defeasance collateral shall be duly endorsed by the holder thereof as directed by the Administrative Agent or accompanied by a written instrument of transfer in form and substance satisfactory to the Administrative Agent (including, without limitation, such instruments as may be required by the depository institution holding such securities or by the issuer thereof, as the case may be, to effectuate book-entry transfers and pledges through the book-entry facilities of such institution) in order to perfect upon the delivery of the defeasance collateral a first priority security interest therein in favor of the Administrative Agent in conformity with all applicable state and federal laws governing the granting of such security interests.

(g) In connection with any Defeasance Event, Borrower shall, establish a successor entity (the “Successor Borrower”) designated by the Administrative Agent in its sole discretion, which shall be a Special Purpose Entity, which shall not own any other assets or have any other liabilities or operate other property (except in connection with other defeased loans held in the same securitized loan pool with the Term Loans). Borrower shall transfer and assign all obligations, rights and duties under and to the Term Loans, together with the pledged U.S. treasury securities to such Successor Borrower. Such Successor Borrower shall assume the obligations under the Term Loans and the Defeasance Security Agreement and Borrower shall be relieved of its obligations under such documents. Borrower shall pay One Thousand and 00/100 Dollars ($1,000) to any such Successor Borrower as consideration for assuming the obligations under the Term Loans and the Defeasance Security Agreement. Notwithstanding anything in this Agreement to the contrary, no other assumption fee shall be payable upon a transfer of the Term Loans in accordance with this subsection 4.2(g), but Borrower shall pay all costs and expenses incurred by the Administrative Agent and each Lender, including the attorneys’ fees and expenses of the Administrative Agent and each Lender and any fees and expenses of any Rating Agencies, incurred in connection therewith.

Section 4.3 Application of Collections. All Collections deposited in the Cash Management Account shall be distributed by the Borrower (or, at any time during the continuance of an Event of Default when the Collateral Agent has exercised its control of the Cash Management Account under the applicable Account Agreement, the Collateral Agent) and at such times and in the order of priority set forth in this Section 4.3.

(a) So long as no Event of Default has occurred and is continuing, on each Distribution Date during the Initial Term, the Borrower shall distribute (or cause to be distributed) from the Cash Management Account to the Lenders (i) any and all amounts of principal payable pursuant to Sections 4.1 or 4.2, (ii) interest accrued and unpaid on the Term Loans during the related Interest Period(s) ending on such Distribution Date (plus, if applicable, the amount of interest on the Term Loans accrued for any prior Interest Period to the extent such amount has not been distributed to the Lenders, and to the extent permitted by law, interest thereon) pursuant to Section 3.2 and (iii) all fees or expenses payable pursuant to this Agreement. The amount of any remaining funds shall be distributed to the Borrower, for its own account.

(b) On each Distribution Date during the Extended Term or during the continuance of an Event of Default, the Borrower (or, at any time the Collateral Agent has exercised its control of the Cash Management Account under the applicable Account Agreement, the Collateral Agent) shall distribute (or cause to be distributed) from the Cash Management Account the following amounts in the following order of priority:

first, pari passu, to the Backup Servicer (if applicable) and to the Custodian all fees accrued and payable pursuant to the Backup Servicing Agreement (if applicable) and the Custodial Agreement;

second, to the Lenders, interest (at the Extended Interest Rate or the Default Rate, as applicable) accrued and unpaid on the Term Loans during the related Interest Period(s) ending on such Distribution Date (plus, if applicable, the amount of interest on the Term Loans accrued for any prior Interest Period to the extent such amount has not been distributed to Lenders, and to the extent permitted by law, interest thereon);

third, pari passu, to the Affected Parties, all other Obligations, other than principal, including indemnities, costs and expenses then payable by Borrower to any Affected Party under this Agreement, and to the Custodian, all the Borrower’s other obligations to the Custodian under the Custodial Agreement including indemnities, costs and expenses payable by the Borrower to the Custodian thereunder;

fourth, to the Lenders, all Collections in repayment of the outstanding principal balance of the Term Loans, until such outstanding principal has been paid in full; and

fifth, to the Borrower, for its own account, the amount of any remaining funds.

Section 4.4 Cash Management Account. Borrower agrees to establish and maintain with an Account Bank acceptable to the Administrative Agent an account(s) (collectively, the “Cash Management Account”) to be used to receive Collections and for the other purposes described in this Agreement. No funds other than Collections shall be deposited or transferred into the Cash Management Account.

Section 4.5 Account Agreement. The Cash Management Account shall, at all times, be subject to an Account Agreement in form and substance satisfactory to the Administrative Agent. Upon the occurrence and during the continuance of an Event of Default, the Collateral Agent (at the Administrative Agent’s direction) may, at any time thereafter, give notice to the applicable Account Bank that the Collateral Agent is exercising its rights under the Account Agreement to do any or all of the following: (i) to notify the Account Bank that it is exercising exclusive ownership and control of the Cash Management Account subject to such Account Agreement and the funds deposited therein, (ii) to have the proceeds that are sent to such account redirected pursuant to the Collateral Agent’s instructions rather than deposited in such account, and (iii) to take any or all other actions permitted under such Account Agreement.

Section 4.6 Permitted Investments. Any amounts on deposit in the Cash Management Accounts may be invested by the applicable Account Bank at the Borrower’s direction in Permitted Investments, so long as (a) the Collateral Agent’s security interest in such Permitted Investments is perfected, (b) such Permitted Investments are subject to no Adverse Claims and (c) such Permitted Investments mature or can readily be liquidated without incurring a loss on or before the next Distribution Date. All income and gain or loss realized from any such investment shall be credited or debited (as applicable) to the applicable Cash Management Account and applied in accordance with this Agreement. None of the Administrative Agent, the Lenders, the Collateral Agent or any of the other Secured Parties shall have any obligation to reimburse any Cash Management Account for any losses realized by reason of such investments.

ARTICLE V
PAYMENTS

Section 5.1 Making of Payments. All payments of principal of, or interest on, the Term Loans, and all amounts owed by Borrower to Lenders, shall be made by Borrower without setoff, deduction, withholding or counterclaim no later than 1:00 p.m. (New York City time), on the day when due in lawful money of the United States of America and immediately available funds to the account from time to time specified by the Administrative Agent. Funds received by the Administrative Agent after 1:00 p.m. (New York City time), on the date when due, will be deemed to have been received by Administrative Agent on the next following Business Day.

Section 5.2 Pro Rata Treatment. Each payment or prepayment of principal and each payment of interest with respect to any Term Loans shall be allocated to each Lender in accordance with such Lender’s Pro Rata Share.

Section 5.3 Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in respect of principal or interest on the Term Loan made by it in excess of its ratable share of payments in respect of Term Loans obtained by all Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Term Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them, provided that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lenders the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered. The Borrower agrees that any Lender purchasing a participation from another Lender pursuant to this Section 5.3 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

ARTICLE VI
INCREASED COSTS, ETC.

Section 6.1 Increased Costs. If any Regulatory Change occurring after the date hereof:

(a) shall subject any Affected Party to any tax, duty or other charge with respect to any Asset made or funded by it, or shall change the basis of taxation of payments to such Affected Party of the principal of or interest on any Term Loan owed to or funded by it or any other amounts due to it under this Agreement or any other Transaction Document (except for changes in the rate of tax on the income or profits of such Affected Party imposed by any jurisdiction in which such Affected Party is subject to a tax on net income (other than any such change that results solely from such Affected Party making or the Term Loans hereunder));

(b) shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Board of Governors of the Federal Reserve System, but excluding any reserve included in the determination of interest rates pursuant to Section 3.1), special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Affected Party;

(c) shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected Party; or

(d) shall impose on any Affected Party any other condition affecting any Affected Party;

and the result of any of the foregoing is (i) to increase the cost to (or in the case of Regulation D of the Board of Governors of the Federal Reserve System, to impose a cost on) an Affected Party for funding or making or maintaining the Term Loans or performing any of its obligations under this Agreement or any other Transaction Document (including any commitment of such Affected Party with respect to any of the foregoing), or (ii) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or any other Transaction Document, or in the sole good faith determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party (or a holding company of which such Affected Party is a Subsidiary) as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Affected Party (or such holding company) could otherwise have achieved by an amount reasonably deemed by such Affected Party (or such holding company) to be material, then on the next Distribution Date following demand by such Affected Party to Borrower (which demand shall be accompanied by a written statement setting forth in reasonable detail the basis and computation of such demand), Borrower shall pay to Administrative Agent for the account of such Affected Party, such additional amount or amounts as will (in the reasonable determination of such Affected Party) compensate such Affected Party (or such holding company) for such increased cost or such reduction (including costs payable as a result of receiving payments pursuant to this Section 6.1). Such written statement shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof. Each Affected Party agrees to use reasonable efforts (including reasonable efforts to change its LIBOR lending office) to avoid or minimize any amounts which might otherwise be payable pursuant to this paragraph of this Section 6.1.

Each Affected Party will notify Borrower and the Administrative Agent promptly after it has received official notice of any event which will entitle such Affected Party to such additional amounts as compensation pursuant to this Section 6.1. Such additional amounts shall accrue from the date as to which such Affected Party becomes subject to such additional costs as a result of such event (or, if such notice of such event is not given to Borrower by such Affected Party within 180 days after such Affected Party received such official notice of such event, from the date which is 180 days prior to the date such notice is given to Borrower by such Affected Party).

Section 6.2 Breakage Losses. Borrower hereby agrees that, upon demand by any Affected Party (which demand shall be accompanied by a statement setting forth the basis and the calculations of the amount being claimed), Borrower will indemnify such Affected Party against any net loss or expense which such Affected Party may sustain or incur under any swap or hedge agreement, as reasonably determined by such Affected Party, as a result of (a) any payment or prepayment (including any mandatory prepayment) of a Term Loan on a date other than a Distribution Date or in accordance with Section 4.2 or (b) any failure of Borrower to borrow a Term Loan on the date specified therefor in the Borrowing Request even if such Borrowing Request was given fewer than two (2) Business Days before the Closing Date or on or before the date of this Agreement. Such written statement shall, in the absence of manifest error, be rebuttably presumptive evidence of the subject matter thereof.

Section 6.3 Certain Tax Issues

(a) Status of Lenders. Any Foreign Lender or Administrative Agent that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or under any other Transaction Document shall deliver to the Borrower (and in the case of a Foreign Lender, with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or, in the case of a Lender, the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender or Administrative Agent, if requested by the Borrower or, in the case of a Lender, the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender or Administrative Agent is subject to backup withholding or information reporting requirements.

Without limiting the generality of the foregoing, in the event that the Borrower is resident for tax purposes in the United States of America, any Foreign Lender or Administrative Agent shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender or Administrative Agent becomes a Lender or Administrative Agent under this Agreement (and from time to time thereafter upon the request of the Borrower or the Administrative Agent, but only if such Foreign Lender or Administrative Agent is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI,

(iii) in the case of a Foreign Lender or Administrative Agent claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (i) a certificate to the effect that such Foreign Lender or Administrative Agent is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (ii) duly completed copies of Internal Revenue Service Form W-8BEN, or

(iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made.

(b) Treatment of Certain Refunds. If the Administrative Agent or Lender receives a refund of any Taxes with respect to which the Borrower has paid additional amounts pursuant to Section 6.1(a), it shall give the Borrower written notice thereof and pay to the Borrower an amount equal to such refund (but only to the extent of such amounts paid by the Borrower under Section 6.1(a) with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender related to the receipt of such refund.

For the purposes of this Section 6.3:

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local.

“Taxes” shall mean all present or future taxes, duties or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

ARTICLE VII
CONDITIONS PRECEDENT

Section 7.1 Conditions Precedent. The obligations of the Lenders to make the Term Loans are subject to the satisfaction of the following conditions precedent on the Closing Date (or such earlier date as shall be satisfactory to the Administrative Agent), all in form and substance satisfactory to the Administrative Agent:

7.1.1 Authority; Transaction Documents. The Administrative Agent shall have received evidence of the due authorization, execution and delivery by each Loan Party of each of the Transaction Documents to which it is a party.

7.1.2 Consents, etc. The Administrative Agent shall have received certified copies of all documents evidencing any necessary action, consents and governmental approvals (if any) with respect to this Agreement and the reaffirmation of the other Transaction Documents.

7.1.3 Incumbency and Signatures. The Administrative Agent shall have received a certificate of each of the Loan Parties certifying the names of its officer or officers authorized to sign on behalf thereof the Transaction Documents to which each such Person is a party.

7.1.4 Good Standing Certificates. The Administrative Agent shall have received good standing certificates for each of the Loan Parties issued by the appropriate office (or the appropriate governmental authority) of the jurisdiction of such Person’s organization.

7.1.5 Financing Statements. The Borrower shall have (i) filed on or prior to the Closing Date Financing Statements (a) with the Secretary of State of Delaware naming Borrower as debtor and the Lender as the secured party and (b) with the Secretary of State of the State of Delaware naming Borrower as assignee of Originator with respect to any Financing Statement filed in connection with a Credit Tenant Lease Loan naming the Obligor thereunder as debtor, in each case, as may be reasonably necessary or, in the opinion of the Collateral Agent, desirable under the UCC to perfect the Collateral Agent’s security interest in the Collateral, and (ii) received either an executed release with respect to, or executed copies of proper Uniform Commercial Code Form UCC-3 termination statements necessary to release, all Adverse Claims of any Person in the Collateral.

7.1.6 Opinions of Counsel. The Administrative Agent shall have received such opinions of counsel to the Loan Parties, dated the Closing Date, as it shall reasonably request, including without limitation opinions that (i) the transfer of Assets to the Borrower pursuant to the Collateral Purchase Agreement constitutes a “true sale”, (ii) the Borrower would not be substantively consolidated with the Originator or its Affiliates in the event of a bankruptcy, (iii) that the Administrative Agent has a perfected security interest in the Collateral and (iv) customary opinions of corporate organization for commercial lending as requested by the Administrative Agent.

7.1.7 Assets. All Assets have been transferred by the Originator to the Borrower pursuant to the Collateral Purchase Agreement and all filings, recordings and other actions as may be necessary to evidence the transfer of such Assets has been effected on or prior to the Closing Date.

7.1.8 No Default, etc. Both prior to and immediately after the making of the Term Loans, no Event of Default or Default shall have occurred and be continuing or will result therefrom. The representations and warranties of the Borrower contained in Article VIII and the representations and warranties of each Loan Party contained in any Transaction Document are true and correct in all material respects as of the Closing Date, with the same effect as though made on the Closing Date.

7.1.9 Borrowing Request, etc. The Administrative Agent shall have received the Borrowing Request in accordance with Section 2.2.

7.1.10 Collateral Amount. The Administrative Agent shall be satisfied that the aggregate outstanding principal amount of all Assets is not less than $163,144,850.00.

7.1.11 Cash Management Account. The Borrower shall have opened the Cash Management Account.

7.1.12 Other. The Administrative Agent shall have received such agreements, opinions, certificates and other documents as the Administrative Agent may reasonably request.

ARTICLE VIII
REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders to enter into this Agreement and to make the Term Loans hereunder, Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:

Section 8.1 Organization and Good Standing, etc. Borrower has been duly organized and is existing as a limited liability company in good standing under the laws of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted. Borrower is duly licensed or qualified to do business and is in good standing in (a) the State of Delaware and (b) each other jurisdiction in which the failure to be so licensed or qualified would be reasonably likely to have a Material Adverse Effect.

Section 8.2 Power and Authority; Due Authorization. Borrower has (a) all necessary power, authority and legal right to (i) execute, deliver and perform its obligations under this Agreement and each of the other Transaction Documents to which it is a party, and (ii) to borrow on the terms and subject to the conditions herein provided, and (b) duly authorized, by all necessary corporate action, the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the borrowing, and the granting of security therefor, on the terms and conditions provided herein and in the other Transaction Documents.

Section 8.3 No Violation. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents and the fulfillment of the terms hereof will not (a) conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time or both) a default under, or require the consent, authorization or approval of any Person under, (i) the organizational documents of Borrower, or (ii) any indenture, loan agreement, pooling and servicing agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument to which Borrower is a party or by which it or any of its properties is bound, (b) result in or require the creation or imposition of any Adverse Claim upon any of its properties pursuant to the terms of any such indenture, loan agreement, pooling and servicing agreement, receivables purchase agreement, mortgage, deed of trust, or other agreement or instrument, other than the Transaction Documents, or (c) violate any law or any order, rule, or regulation applicable to Borrower or of any court or of any federal, state or foreign regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Borrower or any of its properties.

Section 8.4 Validity and Binding Nature. This Agreement is, and the other Transaction Documents to which it is a party, when duly executed and delivered by Borrower will be, the legal, valid and binding obligation of Borrower enforceable against Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditors’ rights generally and by general principles of equity.

Section 8.5 Government Approvals. No consent, authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body required for the due execution, delivery or performance by Borrower of any Transaction Document to which it is a party remains unobtained or unfiled, except for the filing of the UCC financing statements and any particular of mortgage or charge referred to in Section 9.1.15.

Section 8.6 Margin Regulations. Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of the Term Loans, directly or indirectly, will be used for a purpose that violates, or would be inconsistent with, Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System from time to time.

Section 8.7 Quality of Title. The Collateral, including without limitation, the Assets, in which a security interest is to be granted to the Collateral Agent pursuant to the Security Agreement is owned by Borrower free and clear of any Adverse Claim. The Security Agreement creates under the New York UCC and the laws of Delaware a valid first priority security interest in favor of the Lender (for the benefit of the Secured Parties) in the Collateral, including without limitation the Assets, which security interest has been perfected as security for the Obligations under the New York UCC and the Delaware UCC. No effective financing statement, charge or other instrument similar in effect covering any of the Collateral or any interest therein is on file in any recording office (including, without limitation, the Secretary of State of Delaware) except for financing statements or charges that may be filed in favor of the Collateral Agent for the benefit of the Secured Parties in accordance with the Security Agreement.

Section 8.8 Accuracy of Information. All factual written information heretofore or contemporaneously furnished by Borrower to Administrative Agent or any Lender, for purposes of or in connection with any Transaction Document or any transaction contemplated hereby or thereby is, and all other such factual written information hereafter furnished by Borrower to Administrative Agent or any Lender, pursuant to or in connection with any Transaction Document will be, true and accurate in every material respect on the date as of which such information is dated or certified, and no information contained in any report or certificate delivered pursuant to this Agreement or any other Transaction Document shall be incomplete by omitting to state a material fact or any fact necessary to make the statements contained therein not misleading on the date as of which such information is dated or certified; provided, however, that the Borrower shall not be responsible for the inaccuracy of such information to the extent such inaccuracy is caused by the inaccuracy of information furnished to the Borrower or any other Loan Party by an Obligor or Asset-Servicer or any other Person that is not an Affiliate of the Borrower if the Borrower reasonably relied on the accuracy of such information. The parties agree that all projections or forward looking statements are deemed not to be factual information for purposes of this Agreement.

Section 8.9 Offices. The principal place of business and chief executive office of Borrower is located at the address referred to in Section 15.3 (or at such other locations, notified to Administrative Agent in accordance with Section 9.1.5, in jurisdictions where all action required thereby has been taken and completed).

Section 8.10 Trade Names. Borrower does not use, and has never used, any trade name other than its actual registered company name.

Section 8.11 Taxes. Borrower has filed all tax returns and reports required by law to have been filed by it and has paid all taxes and governmental charges thereby shown to be owing, except any such taxes or charges that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

Section 8.12 Compliance with Applicable Laws; Licenses, etc.

(a) Each of the Originator and Borrower is in compliance in all material respects with the requirements of all applicable laws, rules, regulations and orders of all governmental authorities.

(b) Borrower has not failed to obtain any material licenses, permits, franchises or other governmental authorizations necessary to the ownership of its properties or to the conduct of its business.

Section 8.13 No Proceedings. There is no action, suit, proceeding, arbitration, regulatory or governmental investigation, pending or, to the knowledge of Borrower threatened, before or by any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (a) asserting the invalidity of this Agreement, the Notes or any other Transaction Document, or (b) seeking to prevent the issuance of the Notes or the consummation of any of the other transactions contemplated by this Agreement or any other Transaction Document.

Section 8.14 Investment Company Act, Etc. Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or a “holding company”, or a “subsidiary company”, of a “holding company”, or an “affiliate” of a “holding company”, or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 8.15 Loan Party Principals. Schedule 8.15 hereto sets forth, for each Loan Party, a true, correct and complete list of each Person (each, a “Loan Party Principal”) which (a) legally or beneficially owns or controls, directly or indirectly, any interest in the capital stock or equity of such Loan Party, and a true, correct and complete description of the nature and amount of the interest owned or controlled by each such Loan Party Principal, (b) is an officer or director of, or holds a similar or comparable position with respect to, such Loan Party, or (c) who otherwise participates in or has significant influence over the management and/or the day-to-day decision making of such Loan Party. Except as set forth on Schedule 8.15, no Person directly or indirectly has any option, warrant or right to acquire, purchase or subscribe for any legal or beneficial interest in any of the capital stock or equity of any Loan Party or any security convertible into or exchangeable for any such option, warrant or right.

Section 8.16 ERISA. Neither Borrower nor any ERISA Affiliate has established or contributed to, nor during the term of this Agreement will establish or contribute to, any employee benefit plan covered by ERISA, and Borrower is not and will not be a Benefit Plan Investor.

Section 8.17 Perfection Representations. The Perfection Representations are hereby incorporated in, and shall be a part of, this Agreement for all purposes.

Section 8.18 Additional Representations as to Collateral. The representations, warranties and covenants set forth on Schedule 8.18 hereto are hereby incorporated in, and shall be a part of, this Agreement for all purposes, subject only to the specific exceptions on an Asset by Asset basis for the Assets specified in Schedule 8.18(a).

ARTICLE IX
COVENANTS OF BORROWER

Section 9.1 Affirmative Covenants. From the date hereof until the Repayment Date, Borrower hereby covenants and agrees with the Administrative Agent and the Lenders that it shall:

9.1.1 Compliance with Laws, Etc. Comply in all material respects with all applicable laws, rules, regulations and orders of all governmental authorities (including, without limitation, those which relate to the Assets).

9.1.2 Preservation of Existence. Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its organization, and in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualifications could reasonably be expected to have a Material Adverse Effect.

9.1.3 Inspection Rights. At any time and from time to time during regular business hours, upon reasonable advance notice, permit or cause to be permitted the Administrative Agent, or its agents or representatives, at the expense of the Borrower during the continuance of an Event of Default and otherwise at its own expense, (a) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in possession or under the control of any Loan Party, the Guarantor and the Servicer relating to the Assets and the other Collateral, and (b) to visit the offices and properties of any such Person, for the purpose of examining such materials described in clause (a) above, and to discuss matters relating to the Assets or the performance hereunder with any of the officers or employees of any such Person having knowledge of such matters; provided that no such examination or visit shall unduly interfere with the operation of the Loan Parties or any Asset-Servicer.

9.1.4 Keeping of Records and Books of Account. Keep books and records that accurately reflect all of Borrower’s business affairs and transactions, and maintain and implement administrative and operating procedures (including, without limitation, a reasonable ability to re-create records evidencing the Assets in the event of the destruction of the originals thereof) and keep and maintain all documents, books, records and other information necessary for the collection of all Assets.

9.1.5 Location of Records. Keep its principal place of business and chief executive office at the address referred to in Section 8.9 or, upon thirty (30) days’ prior written notice to the Administrative Agent, at such other locations in jurisdictions where all action required to maintain the Collateral Agent’s perfected security interest pursuant to the Security Agreement shall have been taken and completed or shall be so taken and completed prior to the loss of any perfection thereof arising from such relocation.

9.1.6 Separate Existence. The Borrower hereby acknowledges that Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement and the other Transaction Documents in reliance upon Borrower’s identity as a legal entity separate from the other Loan Parties and any other Affiliate thereof. Borrower shall take all reasonable steps specifically required by this Agreement to continue Borrower’s identity as a separate legal entity and to make it apparent to third Persons that Borrower is an entity with assets and liabilities distinct from those of the other Loan Parties and any other Person, and is not a division of any Loan Party or any other Person. Without limiting the generality of the foregoing and in addition to, and consistent with, the covenant set forth in Section 9.1.2, Borrower shall take such actions as shall be required in order that:

(a) Borrower shall be a special purpose entity whose activities are restricted to the acquisition, management and holding of the Assets described in this Agreement and activities reasonably incidental thereto, including entering into the Transaction Documents to which it is a party and conducting such other activities as it deems necessary or appropriate to carry out such activities;

(b) Borrower shall have at least one independent director as required under its organizational documents, which independent director shall have been approved in writing by the Administrative Agent, provided that if such independent director shall resign, be removed, die or become disabled, the Borrower shall cause a new independent director satisfactory to the Administrative Agent to be elected and qualified within five (5) Business Days;

(c) Any employee, consultant or agent of Borrower will be compensated from funds of Borrower for services provided to Borrower. Any agent engaged by Borrower will be fully compensated for its services to Borrower;

(d) Borrower will pay its proportionate share of any indirect or overhead expenses for items shared among Borrower and any other Loan Party (or any Affiliate thereof) to the extent sufficient funds are available;

(e) Borrower’s operating expenses will not be paid by any other Loan Party (or any Affiliate thereof) except to the extent that such Person has been compensated therefor;

(f) Borrower will have its own stationery;

(g) Borrower’s books and records will be maintained separately from those of any other Loan Party (or Affiliate thereof), provided, however, the Borrower’s assets may be consolidated with those of the REIT for tax and financial reporting purposes;

(h) Borrower’s assets will be maintained in a manner that facilitates their identification and segregation from those of the other Loan Parties (or any Affiliate thereof);

(i) Borrower will strictly observe all corporate formalities in its dealings with the other Loan Parties (or any Affiliate thereof), and funds or other assets of Borrower will not be commingled with those of the other Loan Parties (or any Affiliate thereof). Borrower shall not maintain joint bank accounts or other depository accounts to which any other Loan Party or any Affiliate thereof has independent access; and

(j) Borrower will maintain arm’s-length relationships with the other Loan Parties (and any Affiliate thereof). Any Loan Party (or Affiliate thereof) that renders or otherwise furnishes services to Borrower will be compensated thereby at market rates for such services it renders or otherwise furnishes thereto. None of the other Loan Parties (or any Affiliate thereof) will be or will hold itself out to be responsible for the debts of the other or the decisions or actions respecting the daily business and affairs of the other.

9.1.7 Reporting Requirements of Borrower. The Borrower shall furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender):

(a) Quarterly Financial Statements. As soon as available and in any event within forty five (45) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, (i) copies of the unaudited balance sheet of the REIT as at the end of such Fiscal Quarter, together with unaudited statements of earnings and cash flows for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, prepared in accordance with GAAP (subject to normal year-end adjustments and the absence of footnotes) and certified by the chief executive officer, chief financial officer, treasurer, assistant treasurer, chief investment officer, chief accounting officer or any comparable officer (such officer being herein called the “Financial Officer”) of the REIT, and (ii) a letter from a Financial Officer of the Borrower, in his or her capacity as such, certifying that neither an Event of Default nor a Default has occurred and is continuing (or, if such an event has occurred, describing such event and management’s plans with respect thereto);

(b) Annual Financial Statements. As soon as available and in any event within one hundred twenty (120) days after the end of each Fiscal Year, (i) a copy of the annual financial statements (including a copy of the balance sheet) for such Fiscal Year, of the REIT, as at the end of such Fiscal Year, together with the related statements of earnings and cash flows for such Fiscal Year, in each case prepared in accordance with GAAP and, if requested by Administrative Agent, certified by REIT’s independent public accountants, (ii) a balance sheet and income statement for the Borrower for the preceding calendar year, certified by a Financial Officer of the Borrower, and (iii) a letter from a Financial Officer of Borrower, in his or her capacity as such, certifying that neither an Event of Default nor a Default has occurred (or, if such an event has occurred, describing such event and management’s plans with respect thereto);

(c) Collateral Reports. Borrower shall prepare and deliver to the Administrative Agent, not later than two (2) Business Days prior to each Distribution Date, the monthly reports specified in, and containing the information set forth on, Exhibit F (as such Exhibit F may be amended from time to time) in a form reasonably acceptable to the Administrative Agent (each, a “Collateral Report”) occurring in the preceding calendar month. Each Collateral Report shall be accompanied by a certificate of a Financial Officer of Borrower stating that (i) the information set forth therein that was provided by the Borrower or the Collateral Manager is true and correct in all material respects, and (ii) with respect to the information set forth therein that was provided by Obligors or Asset Servicers, the Borrower has no reason to believe that such information is not true and correct in all material respects.

(d) Proceedings. Promptly, and in any event within three (3) Business Days after Borrower receives notice thereof, notice of any settlement of, judgment (including a judgment with respect to the liability phase of a bifurcated trial) in or commencement of any labor controversy, litigation, action or proceeding of the type described in Section 8.13, and, upon the Administrative Agent’s request, copies of all material non-confidential or non-privileged documentation relating thereto;

(e) Litigation. Promptly, and in any event within three (3) Business Days of Borrower’s knowledge thereof, notice of any material advance in any litigation, investigation or proceeding of the type described in Section 8.13 previously disclosed to the Administrative Agent;

(f) [Intentionally omitted.];

(g) Notice of Material Events. Promptly upon becoming aware thereof, notice of any other event or circumstance that could reasonably be expected to have a Material Adverse Effect;

(h) Defaults. As soon as possible and in any event within three (3) Business Days after the Borrower obtains knowledge of the occurrence of any Event of Default or Default, a written statement of a Financial Officer of Borrower setting forth in reasonable detail the details of such event and the action that Borrower proposes to take with respect thereto;

(i) Notices under Loan Documents. Promptly, from time to time, a copy of each certificate, opinion, report, statement, notice or other communication furnished to the Borrower under any Loan Documents;

(j) Valuation Information. Promptly upon receipt by the Borrower or the Servicer, the Borrower shall, or shall cause the Servicer to, deliver to the Administrative Agent any information or reports concerning any Asset which could reasonably be expected to affect the market value for such Asset;

(k) Loan Party Principals.  As soon as possible and in any event within three (3) Business Days after any the occurrence of any event which would cause any of the information set forth in Schedule 8.15 (or any information reported after the Closing Date pursuant to this Section 9.1.7(k)) to be untrue, incorrect or incomplete in any respect, a revised Schedule 8.15 which sets for the true, correct and complete information which (i) complies with the customary compliance procedures and policies of the Administrative Agent then in effect and (ii) would be required if the representation set forth in Section 8.15 were being made as of such date; and

(l) Other. Promptly, from time to time, such other information, documents, records or reports respecting the Collateral, the Assets, or the condition or operations, financial or otherwise, of the Loan Parties as the Administrative Agent may from time to time reasonably request.

9.1.8 Payments Under Documents. To the extent Borrower is entitled to receive any payment from the Originator, the Collateral Manager or any Asset-Servicer under the Collateral Purchase Agreement, the Servicing Agreement or any Asset-Servicing Agreement as a result of any repurchase obligation, breach of representation, warranty or covenant, indemnity obligation or otherwise, Borrower shall instruct Originator, the Servicer or the Asset-Servicer, as applicable, to remit such payment to the Cash Management Account or otherwise in accordance with the Administrative Agent’s instructions.

9.1.9 Use of Proceeds. Borrower shall use the proceeds of the Term Loans made hereunder only for purposes of purchasing Assets pursuant to the Collateral Purchase Agreement.

9.1.10 Instructions to Obligors; Deposit of Collections.

(a) The Borrower shall instruct (or shall cause the Originator or the Collateral Manager to instruct) all Obligors or the Asset-Servicer, as applicable, to remit all payments in respect of Assets directly to the Cash Management Account. If the Borrower or the Originator or the Collateral Manager shall receive any Collections directly, the Borrower shall, and shall cause the Originator or the Collateral Manager to, promptly (and in any event within two (2) Business Days) cause such Collections to be deposited into the Cash Management Account.

(b) On the Closing Date, the Borrower shall:

(i) deliver the Tenant Direction Letters to the applicable Tenants and other addressees thereto;

(ii) deliver the Servicer Direction Letters to the applicable Asset-Servicers and other addressees thereto and shall thereafter use its best efforts to obtain the signatures of all third-parties to the Servicer Direction Letters and deliver copies of all such third-party signatures to Custodian and Collateral Agent; and

(iii) deliver the US Bank Letter to US Bank and the other addressees thereto.

(c) Within ninety (90) days of the Closing Date, the Borrower shall ensure that pursuant to the applicable Tenant Direction Letters, Servicer Direction Letters or US Bank Letter, all Tenants, Asset-Servicers and US Bank, as applicable, are remitting any applicable funds received by such third-party with respect to the Assets into the Cash Management Account.

9.1.11 Compliance with Loan Documents. Comply with and timely perform all its obligations under, and cause each Loan Party to comply with and timely perform all its obligations under, all Loan Documents in all material respects.

9.1.12 Syndication and Ratings. Borrower shall from time to time cooperate reasonably with the Administrative Agent and the Lenders, and use its commercially reasonable efforts, including without limitation providing information, documents, opinions of counsel and officer’s certificates, attending meetings and responding to requests from prospective Lenders, Moody’s, S&P or any other Rating Agency, as reasonably requested by the Administrative Agent or a Lender in connection with the sale, assignment, syndication or securitization of the Term Loans or the obtaining of a rating from a Rating Agency therefor, at no cost to Borrower.

9.1.13 Brokers and Finders.  The Borrower shall pay as and when due the fees and commissions of any broker or finder engaged by or claiming to be engaged by or on behalf of the Borrower or any Affiliate of the Borrower in connection with this Agreement or any of the transactions contemplated hereby or by the other Transaction Documents.

9.1.14 Change in Control. Borrower shall provide the Lender with notice of any Change in Control within three (3) Business Days after the occurrence of such Change of Control and shall cooperate reasonably with the Administrative Agent and the Lenders, and provide any information which the Administrative Agent, the Collateral Agent or any Lender reasonably requests in order to enable each of the Administrative Agent, the Collateral Agent and each Lender to follow its customary compliance procedures and policies in effect from time to time as a result of such Change of Control.

9.1.15 Financing Statements. Within thirty (30) days of the Closing Date, the Administrative Agent shall have received (i) Acknowledgement copies of proper financing statements (Form UCC-1), filed on or prior to the Closing Date (a) with the Secretary of State of the State of Delaware naming Borrower as debtor and the Lender as the secured party and (b) as to those Financing Statements required to be filed under Section 7.1.5 hereof, and (ii) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements necessary to release all Adverse Claims of any Person in the Collateral.

9.1.16 Search Reports. Within ten (10) days of the Closing Date, the Administrative Agent shall have received a written search report provided to the Administrative Agent by a search service acceptable to the Administrative Agent, listing all effective financing statements or other similar filings that name the Originator and Borrower as debtor and that are filed in the jurisdiction in which filings were made pursuant to Section 9.1.15 above, with respect to any of the Collateral showing no evidence of such lien or other Adverse Claims filed against any Loan Party.

Section 9.2 Negative Covenants of Borrower. From the date hereof until the Repayment Date, the Borrower shall perform its Obligations under this Section 9.2.

9.2.1 Sales, Liens, Etc. (a) Except pursuant to, or as expressly permitted by, the Transaction Documents, Borrower shall not sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist, any Adverse Claims upon or with respect to any of the Collateral, any interest therein or any right to receive any amount from or in respect thereof. Borrower shall not sell or otherwise dispose of any Asset or Related Security released from the Collateral except pursuant to documentation which (i) contains a covenant not to initiate or join in any involuntary proceeding under any bankruptcy law against the relevant Obligor, (ii) limits recourse to the Borrower to amounts distributed to the Borrower pursuant to Section 4.3 and (iii) is otherwise reasonably satisfactory to the Administrative Agent in form and substance.

(b) Notwithstanding the foregoing, if an Asset is delinquent or in default, the Borrower may permit the Collateral Manager to sell or dispose of such Asset or the Related Security with respect to such Asset for cash, provided that (i) at the time of such sale or disposal and after giving effect thereto, no Default or Event of Default has occurred and is continuing, (ii) on or prior to such sale or disposition the Collateral Manager certifies to the Administrative Agent, in form and substance satisfactory to the Administrative Agent, that it has in good faith determined that it is necessary or advisable to effect such sale or disposition in order to maximize the amount that can be recovered with respect to the Asset in question and that such sale or disposition is for at least the fair market value of such Asset, (iii) the net proceeds of such sale or disposition (after deducting only the reasonable and necessary expenses of such sale or disposition) are deposited directly into the Cash Management Account, (iv) on the Distribution Date immediately following such sale or disposition, the Borrower makes a prepayment equal to the amount of the Allocated Loan Amount for the Asset in question, together with all interest accrued on the amount prepaid and (v) Borrower shall pay a Prepayment Fee in an amount determined in accordance with Section 4.2(a)(ii).

9.2.2 Mergers, Acquisitions, Subsidiaries, etc. Borrower shall not:

(a) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, except for Permitted Investments, or sell, transfer, assign, convey or lease any of its property and assets (or any interest therein) other than pursuant to, or as expressly permitted by, this Agreement or the other Transaction Documents;

(b) make, incur or suffer to exist an investment in, equity contribution to, loan or advance to, or payment obligation in respect of the deferred purchase price of property from, any other Person, except for the Assets and Related Security and Permitted Investments or pursuant to the Transaction Documents; or

(c) create any direct or indirect Subsidiary or otherwise acquire direct or indirect ownership of any equity interests in any other Person other than pursuant to the Transaction Documents, the Assets or any Related Security.

9.2.3 Amendments to Certain Documents. Borrower shall not amend, supplement, amend and restate, or otherwise modify or agree to any waiver of any provision contained in its organizational documents or any Transaction Document in any material respect or in any manner adverse to the Administrative Agent, the Collateral Agent or the Lenders unless it is made (a) in accordance with the terms of such document, instrument or agreement and (b) with the prior written consent of the Administrative Agent.

9.2.4 Incurrence of Indebtedness. Without the prior written consent of the Majority Lenders (not to be unreasonably withheld), Borrower shall not create, incur or permit to exist, any Indebtedness except for Indebtedness and liabilities incurred pursuant to the Transaction Documents and normal trade payables (not to exceed $250,000 at any time outstanding) incurred in the ordinary course of its business.

9.2.5 Change in Business Policy. Borrower shall not make any material change in the character of its business.

9.2.6 Change in Payment Instructions or Accounts. Borrower shall not add or terminate any bank as an Account Bank unless the Administrative Agent previously shall have consented in writing to such termination and the Administrative Agent shall have received duly executed counterparts of an Account Agreement with the new Account Bank. In addition, Borrower shall not make any change in its instructions regarding payments to be made by any Account Bank, unless the Administrative Agent previously shall have consented in writing to such change and shall have received copies of such instructions (which shall be in form and substance reasonably acceptable to Administrative Agent).

9.2.7 Equity Distributions. Borrower shall not make any equity distributions to any Person except from cash released to the Borrower pursuant to Section 4.3.

9.2.8 Cash Trap Side Letters. Borrower shall, on or before the Closing, enter into a letter agreement in form and substance satisfactory to the Administrative Agent (each such letter agreement, a “Cash Trap Side Letter”), with each of the Obligors set forth in Schedule 9.2.8 pursuant to which each such Obligor agrees upon the termination of any lock box account with respect to the A-1 Notes or Corporate Credit Notes after the repayment of the related Real Estate Note to (i) enter into a lock box arrangement with a depositary satisfactory to the Administrative Agent and (ii) send a direction letter to each tenant irrevocably directing such tenant to pay rent directly to such lock box. Upon the occurrence of the events set forth in a Cash Trap Side Letter, the Borrower shall (a) cause all rents payable to the Obligors set forth in Schedule 9.2.8 to be held in trust for the Lenders and immediately to be paid to the Administrative Agent for the account of the Lenders to be applied towards the payment of any amounts due and payable to the Administrative Agent in accordance with this Agreement, (b) comply and cause each such Obligor to comply with each Cash Trap Side Letter and (c) pay all costs and expenses related to or arising out of the execution, delivery, performance and implementation of each Cash Trap Side Letter, including without limitation the fees and expenses of any depositary with which such a lock box arrangement has been established.

ARTICLE X
EVENT OF DEFAULTS AND THEIR EFFECT

Section 10.1 Event of Defaults. Each of the following shall constitute an Event of Default under this Agreement:

10.1.1 Non-Payment of Term Loans, Etc. Borrower shall (a) fail to make any payment when due of any principal of the Term Loans, or (b) fail to make payment when due of interest on any Term Loans or any other amount payable by Borrower hereunder or under any other Transaction Document, or shall fail to make any deposit required to be made hereunder or under any other Transaction Document when due or required, and in each case set forth in this clause (b), such failure shall remain unremedied for two (2) Business Days.

10.1.2 Non-Compliance with Other Provisions. The Borrower shall fail (a) to perform or observe any term, agreement, covenant or obligation set forth in Sections 9.1.2, 9.1.7(h) or 9.2 (i.e., Sections 9.2.1 through 9.2.8), (b) to deliver Collateral Reports when due, (c) to perform or observe when due any term, agreement, covenant or obligation set forth in this Agreement or any other Transaction Document that is not referred to in Section 10.1.1 or clauses (a) or (b) of this Section 10.1.2 on its part to be performed or observed and any such failure (in the case of this clause (c)) shall remain unremedied for thirty (30) days after Administrative Agent notifies the Borrower or the Borrower has knowledge thereof.

10.1.3 Breach of Representations and Warranties. Any representation or warranty of any Loan Party made or deemed to have been made hereunder or in any other Transaction Document or any other writing or certificate furnished by or on behalf of any Loan Party to the Administrative Agent , the Collateral Agent or any Lender, for purposes of or in connection with this Agreement or any other Transaction Document (including, without limitation, any report, statement or notice delivered pursuant to Section 9.1.7) shall prove to have been false or incorrect in any material respect when made or deemed to have been made.

10.1.4 Bankruptcy. An Event of Bankruptcy shall have occurred with respect to REIT or either Guarantor.

10.1.5 Tax Liens; ERISA Liens; Judgments. (a) (i) The Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any of the assets of Borrower, (ii) the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of Borrower, (iii) any other Adverse Claims (except for liens in favor of the Collateral Agent) shall attach to the assets of the Borrower and/or (iv) one or more judgments or decrees shall be entered against the Borrower, and (b) (i) the aggregate amount of the liabilities described in clause (a) above exceeds $1,000,000 or (ii) any such tax, ERISA or other lien shall not have been released, and any such judgment or decree shall not have been paid, vacated, dismissed, discharged, bonded or stayed within thirty (30) days from the filing or entry thereof.

10.1.6 Validity of Transaction Documents. (a) Any Transaction Document shall (except in accordance with its terms), in whole or in material part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Loan Party which is a party thereto or (b) any Loan Party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability.

10.1.7 Change in Control. Either (a) a Change of Control referred to in clause (a) of the definition of “Change of Control” shall have occurred or (b) any other Change of Control shall have occurred and (i) as a result of such Change of Control, any of the Administrative Agent, the Collateral Agent or any Lender shall have notified the Borrower that such Change of Control results in a violation of applicable law (including bank regulatory rules) and (ii) the Borrower shall have not taken or cause to be taken such steps and measures as are reasonably satisfactory to the Administrative Agent, the Collateral Agent or such Lender, as the case may be, to resolve such issues within thirty (30) days after the Borrower has received such notice.

10.1.8 Security Interest. (a) The security interest granted to the Collateral Agent pursuant to the Security Agreement shall, in whole or in part, fail to be a perfected first priority security interest in all of the Collateral, or (b) the Borrower’s backup security interest under the Collateral Purchase Agreement in the Borrower’s right, title or interest in or to an Asset shall, in whole or in part, fail to be a perfected first priority security interest.

10.1.9 [Intentionally omitted.]

10.1.10 Guaranty Default Any Guaranty Default shall occur.

10.1.11 Servicing Events of Default. An “Event of Default” shall have occurred under, and as defined in, the Servicing Agreement, except such an Event of Default under Sections 5.3(a)(iii) and 5.3(a)(iv) of the Servicing Agreement.

10.1.12 Material Adverse Effect. Any event or circumstance shall occur which causes a Material Adverse Effect.

Section 10.2 Effect of Event of Default.

(a) Optional Acceleration. Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1.4 with respect to the Borrower), the Administrative Agent shall, at the request of, or may, with the consent of, the Majority Lenders, by notice to Borrower, declare all or any portion of the outstanding principal amount of the Term Loans and all other Obligations to be immediately due and payable, whereupon the full unpaid amount of Term Loans and all other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand, presentment, protest or formality of any kind.

(b) Automatic Acceleration. Upon the occurrence of an Event of Default described in Section 10.1.4 with respect to the Borrower, the outstanding principal amount of all Term Loans and all other Obligations shall automatically become immediately and automatically due and payable, all without notice, demand, presentment, protest, or formality of any kind.

(c) Exercise of Rights Under Transaction Documents. Following the occurrence and during the continuance of an Event of Default, Borrower shall exercise, for the benefit of the Secured Parties, such of its rights under the Collateral Purchase Agreement, the Loan Documents or any Servicing Agreement as the Administrative Agent may request.

(d) Additional Remedies. Upon the occurrence and during the continuance of an Event of Default, without limiting any rights and remedies under this Agreement, the other Transaction Documents or applicable law, the Lenders (and the Administrative Agent and Collateral Agent on their behalf) shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies of a secured party provided under the UCC of each applicable jurisdiction and all other applicable laws, which rights shall be cumulative, including, without limitation, the right to foreclose upon the Collateral and sell all or any portion thereof at public or private sale (and Borrower agrees that, to the extent that notice of such sale is required, notice ten (10) days prior to such sale shall be adequate and reasonable notice for all purposes).

ARTICLE XI
THE ASSET-SERVICERS

Section 11.1 Replacement of Asset-Servicers.

(a) Designation of Asset-Servicers. Borrower agrees not to designate any Person to act as an “Asset-Servicer” of any Asset (other than a Person which is already an Asset-Servicer of such Asset as of the Closing Date and is set forth on Schedule 11.1 hereto) without the prior written consent of the Administrative Agent.

(b) Termination of Servicer. Upon the occurrence of an Asset-Servicer Default with respect to any Asset-Servicer, Borrower shall, upon the request of the Administrative Agent, promptly exercise any of its rights to terminate (or request the termination of) such Asset-Servicer as an Asset-Servicer of the related Assets as directed by the Administrative Agent in accordance with the applicable Asset-Servicing Agreement, and shall exercise any of its rights to designate (or request the designation of) such other Person as the Administrative Agent shall select as a new Asset-Servicer in replacement of such terminated Asset-Servicer to perform the servicing and collection of such Related Security. The Borrower shall enter into (or, to the extent it is entitled to do so, cause any Person holding an Asset on its behalf to enter into) an Asset-Servicing Agreement with such new Asset-Servicer on such terms (including servicing fees) as approved in writing by the Administrative Agent.

ARTICLE XII
ASSIGNMENTS

Section 12.1 Restrictions on Assignments.

(a) (i) Borrower may not transfer or assign any of its rights or interests hereunder or under any other Transaction Document to a Person (a “Transferee”), or delegate any of its duties hereunder or under any other Transaction Document, and (ii) no transfer shall be made of either the direct or indirect interest in Borrower to a Transferee ((i) and (ii) collectively referred to as a “Transfer”) without the prior written consent of the Administrative Agent and each Lender, provided, that, notwithstanding the foregoing, the Administrative Agent and each Lender shall not unreasonably withhold consent to a Transfer provided that each of the following conditions are satisfied: (i) immediately prior to the Transfer, delegation and assumption, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing, (ii) Borrower shall have (y) delivered written notice to the Administrative Agent and each Lender of the terms of such prospective Transfer not less than sixty (60) days nor more than ninety (90) days before the date on which such Transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as the Administrative Agent and each Lender shall require and (z) paid to the Administrative Agent for the account of the Lenders a nonrefundable assumption fee in an amount equal to one (1) percent of the outstanding principal amount of the Term Loans and paid or reimbursed the Administrative Agent, the Collateral Agent and each Lender for all reasonable legal and other out-of-pocket costs incurred by the Administrative Agent, the Collateral Agent and each Lender in connection with the Transfer and (iii) the Administrative Agent shall have approved in its reasonable discretion all documentation relating to the Transfer. Any purported transfer, assignment or delegation in violation of this Section 12.1 shall be null and void.

(b) Each Lender may, with the prior written consent of the Administrative Agent and, unless a Default or Event of Default has occurred and is continuing, the Borrower (Borrower’s consent not to be unreasonably withheld, conditioned or delayed), assign to one or more banks or other Persons all or a portion of its rights and obligations under this Agreement (including all or a portion of the Term Loans owing to it and any Note held by it); provided that (i) each such assignment shall be of a constant, and not a varying, percentage of all of the assigning Lender’s rights and obligations under this Agreement, (ii) the portion of the Term Loan of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the applicable Assignment and Acceptance) shall in no event be less than $10,000,000 or, if less, the entire amount of such Term Loan, and shall be an integral multiple of $5,000,000 or such Lender’s entire Term Loan and (iii) the parties to such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note subject to such assignment and a processing and recordation fee of $2,500 (which shall be payable by the assigning Lender). Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto (although an assigning Lender shall continue to be entitled to indemnification pursuant to Article XIII so long as any indemnification claim is asserted within the period of any applicable statute of limitations for such claim). Notwithstanding anything contained in this Section 12.1(b) to the contrary, the consent of the Administrative Agent and the Borrower shall not be required with respect to any assignment by any Lender to another Lender or an Affiliate of a Lender. Notwithstanding anything to the contrary herein, no hypothecation or pledge by any Lender of its interest hereunder shall require the consent of any other Person.

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statement, warranty or representation made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any other Loan Party or the performance or observance by the Borrower or any other Loan Party of any of its obligations under this Agreement, the other Transaction Documents or any instrument or document furnished pursuant hereto or thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent, the assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent shall maintain at its address referred to in Section 15.3 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the principal amount of the Term Loan owing by the Borrower to, each Lender from time to time (the “Register”). The entries in the Register shall be rebuttably presumptive evidence of the matters set forth therein, absent manifest error, provided that the Borrower, the Administrative Agent and the Lenders may conclusively treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, together with any Note subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit E and approved in accordance with Section 12.1(b), (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower and the other Lenders. Within five (5) Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for the surrendered Note issued by the Borrower, a new Note to the order of the applicable assignee in an amount equal to the outstanding principal amount of the Term Loan assumed by such assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a portion of its Term Loan, a new Note to the order of the assigning Lender in an amount equal to the outstanding principal amount of such assigning Lender’s Term Loan after giving effect to such assignment. Each such new Note or Notes shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of Exhibit B.

(f) Each Lender may sell participations to one or more banks or other Persons (each, a “Participant”) in or to all or a portion of its rights and/or obligations under this Agreement (including all or a portion of the Term Loan owing to it and any Note held by it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender shall remain the holder of any such Note for all purposes of this Agreement, (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and (v) such Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of this Agreement or any Note held by such Lender, other than any such amendment, modification or waiver with respect to any Term Loan in which such Participant has an interest that forgives principal, interest or reduces the Interest Rate payable to such Participant, postpones any date fixed for any regularly scheduled payment of any such principal, or interest, releases any guarantor or releases any substantial portion of the Collateral other than as permitted by the Transaction Documents.

(g) Subject to Section 15.14, any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 12.1(g), disclose to the assignee or participant, or proposed assignee or participant, any information relating to the Borrower, the other Loan Parties or the Collateral furnished to such Lender by or on behalf of the Borrower.

ARTICLE XIII
INDEMNIFICATION AND LIABILITY

Section 13.1 General Indemnity of Borrower. Without limiting any other rights which any such Person may have hereunder or under applicable law, Borrower hereby agrees to indemnify the Administrative Agent, the Collateral Agent, each Lender, each other Affected Party and their respective successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each of the foregoing Persons being individually called an “Indemnified Party”), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys’ fees and disbursements (all of the foregoing being collectively called “Indemnified Amounts”) awarded against or incurred by any of them arising out of or relating to any Transaction Document or the transactions contemplated thereby or the use of proceeds therefrom by Borrower, including (without limitation) in respect of the funding of the Term Loans or in respect of any Asset or any claims of any Person that it is entitled to a broker’s or finder’s fee or commission in connection with this Agreement or the transactions contemplated hereby, excluding, however, (a) Indemnified Amounts to the extent determined by a court of competent jurisdiction in a final judgment no longer subject to appeal to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party and (b) any tax upon or measured by income or profits on any Indemnified Party.

Section 13.2 Limit on Liability. No Indemnified Party shall be liable to the Borrower or any Loan Party for any matter relating to this Agreement, any other Transaction Document or any transaction relating hereto or thereto except to the extent a court of competent jurisdiction has determined in a final judgment no longer subject to appeal that such Indemnified Party acted with gross negligence or willful misconduct. In no event shall any Indemnified Party be liable for any special, incidental, indirect, punitive or consequential damages, even if it has been advised of the possibility thereof.

ARTICLE XIV
THE ADMINISTRATIVE AGENT

Section 14.1 Authorization and Action. Each Lender hereby appoints and authorizes the Administrative Agent to take such action as Administrative Agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided that the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement.

Section 14.2 Administrative Agent’s Reliance, Etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their respective own gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final judgment no longer subject to appeal. Without limiting the generality of the foregoing: (i) the Administrative Agent may treat the payee of any Note as the holder thereof until the Administrative Agent receives and accepts an Assignment and Acceptance entered into by the Lender which is the payee of such Note, as assignor, and an assignee, in accordance with Article XII; (ii) the Administrative Agent may consult with legal counsel (including counsel for the Borrower or the Loan Parties), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in accordance with the advice of such counsel, accountants or experts; (iii) the Administrative Agent makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statement, warranty or representation (whether written or oral) made in or in connection with this Agreement, the other Transaction Documents or the Collateral; (iv) the Administrative Agent shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Transaction Document on the part of the Borrower or to inspect the property (including the books and records) of the Borrower or any other party; (v) the Administrative Agent shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any Transaction Document or any instrument or document furnished pursuant hereto or thereto; and (vi) the Administrative Agent shall not incur any liability under or in respect of this Agreement or any other Transaction Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopier, telegram, cable, telex, e-mail or otherwise) believed by it to be genuine and signed or sent by the proper party or parties.

Section 14.3 Administrative Agent and Affiliates. With respect to its Term Loan and Note, KBC, as a Lender, shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include KBC in its individual capacity. KBC and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with the Loan Parties (or any Affiliates thereof) and any Person who may do business with or own securities of the Loan Parties (or any Affiliates thereof), all as if it were not the Administrative Agent and without any duty to account therefor to the Lenders.

Section 14.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

Section 14.5 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower or any other Loan Party), ratably according to their respective Pro Rata Shares, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Administrative Agent under this Agreement, provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final judgment no longer subject to appeal. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its Pro Rata Share of any out-of-pocket expenses (including reasonable counsel fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such expenses are reimbursable by the Borrower but for which the Administrative Agent is not reimbursed by the Borrower or any other Loan Party.

Section 14.6 Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days written notice thereof to the Lenders and the Borrower and may be removed at any time only with the unanimous written consent of the Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent, so long as no Default or Event of Default shall have occurred and is continuing, subject to the Borrower’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a financial institution having a combined capital and surplus of at least $150,000,000 reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article XIV shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

ARTICLE XV
MISCELLANEOUS

Section 15.1 No Waiver; Remedies. No failure on the part of the Administrative Agent, any Lender, any Indemnified Party or any Affected Party to exercise, and no delay in exercising, any right, power or remedy hereunder or under any other Transaction Document shall operate as a waiver thereof; nor shall any single or partial exercise by any of them of any right, power or remedy hereunder or under any other Transaction Document preclude any other or further exercise thereof, or the exercise of any other right, power or remedy. The remedies provided herein and in the other Transaction Documents are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, during the continuance of an Event of Default, each of the Administrative Agent and the Lenders is hereby authorized by Borrower at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Administrative Agent or such Lender, as applicable, to or for the credit or the account of Borrower, now or hereafter existing under this Agreement, to the Administrative Agent, the Lenders, any Affected Party or any Indemnified Party or their respective successors and assigns.

Section 15.2 Amendments, Etc. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement and any Exhibits or Schedules hereto (except as otherwise provided herein), or the Notes shall in any event be effective unless the same shall be in writing and signed and delivered by the Administrative Agent and the Majority Lenders and, in the case of an amendment or modification, the Borrower. Any such waiver or consent shall be effective only in the specific instance, and for the specific purpose, for which given; provided that no amendment, modification, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: (a) waive any of the conditions specified in Article VII, (b) subject the Lenders to any additional obligations, (c) reduce the principal of, or interest on, the Notes or other amounts payable hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or other amounts payable hereunder, (e) change the percentage of the aggregate unpaid principal amount of the Notes, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, or (f) amend Section 5.2, Section 5.3 or this Section 15.2; and provided, further, that no provision in this Agreement that specifically relates to the rights or obligations of the Collateral Agent or the Custodian hereunder shall be amended in a way that would materially and adversely affect such Person without such Person’s prior written consent.

Section 15.3 Notices, Etc. All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by nationally recognized overnight courier, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on Schedule 15.3 or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered, when received, (b) if sent by overnight courier, one Business Day after having been given to such courier, and (c) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means, except that notices and communications pursuant to Section 2.2 shall not be effective until received.

Section 15.4 Costs, Expenses and Taxes. In addition to its obligations under Section 15.1, Borrower agrees to pay on demand:

(a) (i) all reasonable costs and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution and delivery of this Agreement, the Notes, the other Transaction Documents and any amendments, consents or waivers executed in connection therewith, including, without limitation (A) the reasonable fees and expenses of counsel to the Administrative Agent incurred in connection with any of the foregoing or in advising the Administrative Agent as to its respective rights and remedies under any of the Transaction Documents, and (B) subject to Section 9.1.3, all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants) incurred in connection with any audit of the books and records of Borrower and the Guarantor permitted pursuant to the Transaction Documents, and (ii) all reasonable costs and expenses incurred by the Administrative Agent, the Collateral Agent or the Lenders in connection with the enforcement of, or any actual or claimed breach of, this Agreement, the Notes, the other Transaction Documents, including, without limitation, the reasonable fees and expenses of counsel to any of such Persons incurred in connection therewith; and

(b) all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement, the Notes, or the other Transaction Documents and the Borrower agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.

Section 15.5 Binding Effect; Survival. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, and the provisions of Article VI and Article XIII shall inure to the benefit of the Affected Parties and the Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Article XII. This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Repayment Date. The rights and remedies with respect to any breach of any representation and warranty made by Borrower pursuant to Article VIII and the indemnification and payment provisions of Article VI and Article XIII, and Section 15.4 shall be continuing and shall survive any termination of this Agreement.

Section 15.6 Captions and Cross References. The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.

Section 15.7 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 15.8 GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO ANY OTHERWISE APPLICABLE CONFLICT OF LAW PRINCIPLES WHICH WOULD REQUIRE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THOSE OF THE STATE OF NEW YORK.

Section 15.9 Counterparts. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original but all of which shall constitute together but one and the same agreement.

Section 15.10 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF BORROWER, THE ORIGINATOR, THE GUARANTOR, THE COLLATERAL MANAGER, THE ADMINISTRATIVE AGENT, THE LENDERS, THE COLLATERAL AGENT OR ANY OTHER INDEMNIFIED PARTY OR AFFECTED PARTY. EACH PARTY ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER TRANSACTION DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE OTHER PARTIES ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER TRANSACTION DOCUMENT.

Section 15.11 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER TRANSACTION DOCUMENTS EXECUTED AND DELIVERED HEREWITH REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES HERETO AND THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

Section 15.12 CONSENT TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO MAY BE BROUGHT ONLY IN THE COURTS OF THE CITY OF NEW YORK, THE BOROUGH OF MANHATTAN, THE STATE OF NEW YORK OR OF THE UNITED STATES DISTRICT COURT SITTING IN NEW YORK, NEW YORK, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH PARTY IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT PERMITTED BY LAW, ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY DOCUMENT RELATED HERETO. EACH PARTY WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.

Section 15.13 Intended Characterization. Each of the Parties has considered the transactions contemplated hereby and mutually represent that they shall report or otherwise treat for tax purposes the transactions contemplated hereby as loans from Lenders to Borrower secured by the Collateral. This Agreement is not intended to create a partnership or joint venture between any of the Borrower, the Administrative Agent or the Lenders for purposes of corporate law or for any other purpose.

Section 15.14 Non-Public Information; Confidentiality.

(a) The Administrative Agent and each Lender acknowledges and agrees that it may receive material non-public information hereunder concerning the Loan Parties and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures, contractual obligations and applicable requirements of laws (including United States federal and state securities laws and regulations).

(b) Each Lender and the Administrative Agent agrees to use all reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to this Agreement or any Transaction Document, except that such information may be disclosed (i) with the Borrower’s prior written consent, (ii) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than any Loan Party, (iii) to the extent disclosure is required by applicable requirements of law or other legal process or requested or demanded by any governmental authority or any regulatory authority, (iv) to any examiner or any nationally recognized rating agency or otherwise to the extent consisting of general portfolio information that does not identify the Borrower or any other Loan Party, (v) in connection with the exercise of any remedy under any Loan Document and (vi) to current or prospective unaffiliated assignees or Participants to the extent such Person agrees to be bound by the provisions of this Section 15.14. In the event of any conflict between the terms of this Section 15.14 and those of any other contractual obligation entered into with any Loan Party (whether or not a Transaction Document), the terms of this Section 15.14 shall govern.

(c) Notwithstanding clauses (a) and (b) above, to the extent not inconsistent with applicable securities laws, each of the parties hereto (and each of their officers, directors, partners, employees, advisers, legal counsel, auditors, lenders, Affiliates, representatives and other agents) may disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (as defined in Section 1.6011-4 of the Treasury Regulations) of the transactions contemplated by this Agreement and the other Transaction Documents, and all materials of any kind (including opinions or other tax analyses) that are provided to such parties relating to such tax treatment and tax structure.

Section 15.15 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (title III of Pub. L. 107 56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower the pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.

Section 15.16 Limited Recourse. Notwithstanding anything in this Agreement to the contrary, the right of recourse of the Administrative Agent, the Lenders, each Affected Party and each other Indemnified Property under this Agreement and the Transaction Documents shall be limited to the Collateral, and the Borrower shall not be liable for amounts beyond the Collateral or to contribute additional funds to the Collateral in the event that the Collateral shall be insufficient fully to pay any of its Obligations under this Agreement or any of the Transaction Documents, except that the non-recourse provisions of this Section 15.16 shall not apply to Obligations or Indemnified Amounts in any way arising solely out of or relating solely to:

(i) fraud or intentional misrepresentation by Borrower or any Loan Party with respect to this Agreement, the other Transaction Documents or any matter relating thereto;

(ii) the breach of any representation, warranty or covenant regarding environmental laws, hazardous substances or asbestos made or deemed made by Borrower in this Agreement;

(iii) during the continuance of an Event of Default, the intentional waste of any Collateral or removal or disposal of any portion of the Collateral, other than as expressly otherwise permitted by the Transaction Documents;

(iv) the misapplication or conversion by any Loan Party of: (x) any insurance proceeds paid by reason of any Casualty Event or any other loss, damage or destruction of any Collateral, (y) any awards or other amounts received in connection with the condemnation of all or any portion of the Collateral, and (z) during the continuance of an Event of Default, any rents due or to become due on all or any portion of the Collateral;

(v) any unauthorized transfer, sale or additional encumbrance of any Collateral without the prior written consent of the Administrative Agent and each Lender;

(vi) any Change in Control which constitutes an Event of Default;

(vii) any Event of Bankruptcy of the Borrower or any of the Guarantors; or

(viii) any breach of Section 9.2.8.

[Signatures begin on the following page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

CAPLEASE 2007-STL LLC, as Borrower

By:	/s/ Robert C. Blanz
Name: Robert C. Blanz Title: Senior Vice President

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KBC BANK, N.V., a banking institution organized under the laws of the Kingdom of Belgium, acting through its New York Branch

By:	/s/ Thomas R. Lalli
Name: Thomas R. Lalli Title: Vice President

By:	/s/ Michael A. Raganelli
Name: Michael A. Raganelli Title: Vice President

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